Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-127799


                                     RICK'S
                                    CABARET

                       RICK'S CABARET INTERNATIONAL, INC.
                        1,160,000 SHARES OF COMMON STOCK

This prospectus relates to the offering for resale of up to 530,000 shares of our common stock, $0.01 par value ("Common Stock") currently held by certain selling stockholders, 220,000 shares of Common Stock issuable upon the conversion of a Debenture currently held by a selling stockholder, 360,000 shares of Common Stock issuable upon the conversion of a Convertible Note currently held by a selling stockholder, and 50,000 shares of Common Stock issuable upon the conversion of warrants. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from the sale thereof. We may, however, receive the benefit of proceeds upon the conversion of the Debenture and/or the Convertible Note held by certain selling stockholders for which we are registering the underlying shares of Common Stock. Upon conversion of any portion of the Debenture and/or the Convertible Note, we will apply the proceeds received directly to the debt for which the Debenture and/or Convertible Note was issued and the principal amount(s) of the Note and/or the Debenture will be reduced accordingly. Additionally, we may receive proceeds of approximately $300,000 upon the exercise of warrants, which we would apply toward general operating expenses. We will bear all expenses, other than selling commissions and fees of the selling stockholders, in connection with the registration and sale of the shares being offered by this prospectus.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our common stock is quoted on the NASDAQ SmallCap Market under the symbol "RICK." On August 17, 2005, the last reported sales price of our Common Stock was $3.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. PLEASE REFER TO THE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 1, 2005.

                                TABLE OF CONTENTS
                                -----------------


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS . . . . . . . . . . . . .    7
THE BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
    FINANCIAL CONDITION AND RESULTS OF OPERATION . . . . . . . . . . . . . . . . . .   16
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS . . . . . . . . . . . . . .   23
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
    ON ACCOUNTING AND FINANCIAL DISCLOSURE . . . . . . . . . . . . . . . . . . . . .   24
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS . . . . . . . . . . . .   24
SECURITY OWNERSHIP OF CERTAIN
    BENEFICAL OWNERS AND MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . .   29
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . .   31
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
INTEREST OF NAMED EXPERTS AND COUNSEL. . . . . . . . . . . . . . . . . . . . . . . .   36
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
COMMISSION POSITION OF INDEMNIFICATION FOR
    SECURITIES ACT LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .   37
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled ""Where you can find more information" on page 37 in this prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the "Company," "we," "us," and "our" refer and relate to Rick's Cabaret International, Inc. and its consolidated subsidiaries.

THE COMPANY

Our name is Rick's Cabaret International, Inc. We currently own and operate a total of nine adult nightclubs that offer live adult entertainment, restaurant and bar operations. Three of our clubs operate under the name "Rick's Cabaret" and four of the clubs operate under the name "XTC". Our nightclubs are in Houston, Austin and San Antonio, Texas; Charlotte, North Carolina; Minneapolis, Minnesota; and New York, New York. In January 2005, we acquired a club in New York, New York. We are completing renovation of the location and anticipate opening this club as a fourth "Rick's Cabaret" in September 2005. In June 2004, we converted our original Rick's Cabaret nightclub in Houston's Galleria District into "Club Onyx", an upscale venue that welcomes all customers but cater especially to urban professionals, businessmen and professional athletes. We also own and operate a sports bar under the name of "Hummers" in Houston and own or operate premiere adult entertainment Internet websites.

Our online entertainment sites are xxxPassword.com, CouplesTouch.com, CouplesClick.net, and NaughtyBids.com. The site xxxPassword.com features adult content licensed through Voice Media, Inc. CouplesTouch.com and CouplesClick.net are personals sites for those in the swinging lifestyle. Naughtybids.com is our online adult auction site. It contains consumer-initiated auctions for items such as adult videos, apparel, photo sets, adult paraphernalia and other erotica. There are typically approximately 10,000 active auctions at this site at any given time. We charge the seller a fee for each successful auction. All of our sites use proprietary software platforms written by us to deliver the best experience to the user without being constrained by off-the-shelf software solutions.

THE  OFFERING

Outstanding     4,287,148 shares (as of August 17, 2005).
Common Stock

Common Stock    Up to 530,000 shares of Common Stock held by certain selling stockholders, 220,000
Offered         shares of Common Stock issuable upon the conversion of a Convertible Debenture,
                360,000 shares of common stock issuable upon the exercise of a Convertible Note (with conversion prices ranging from $4.50 to $7.50 per share and a weighted average price of
                5.46 per share), and 50,000 shares of Common Stock issuable upon the exercise of warrants.

Offering Price  Determined at the time of sale by the selling stockholders.


                                     Page 1

Proceeds        We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from the sale thereof.  We may, however, receive the benefit of proceeds upon the conversion of the Debenture and/or the Convertible Note held by certain selling stockholders for which we are registering the underlying shares of
                Common Stock.   Upon conversion of any portion of the Debenture and/or the
                Convertible Note, we will apply the proceeds received directly to the debt for which the
                Debenture and/or Convertible Note was issued and the principal amount(s) of the Note and/or the Debenture will be reduced accordingly.  Additionally, we may receive proceeds of approximately $300,000 upon the exercise of warrants, which we would apply toward general operating expenses.

                The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Small Cap Market listing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

Risk Factors    The securities offered hereby involve a high degree of risk. See "Risk Factors" herein.


                                  RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

                  RISKS RELATED TO THE COMPANY AND THE OFFERING

OUR BUSINESS OPERATIONS ARE SUBJECT TO REGULATORY UNCERTAINTIES WHICH MAY AFFECT OUR ABILITY TO CONTINUE OPERATIONS OF EXISTING NIGHTCLUBS ACQUIRE ADDITIONAL NIGHTCLUBS OR BE PROFITABLE.

Adult entertainment nightclubs are subject to local, state and federal regulations. Our business is regulated by local zoning, local and state liquor licensing, local ordinances and state and federal time place and manner restrictions. The adult entertainment provided by our nightclubs has elements of speech and expression and, therefore, enjoys some protection under the First Amendment to the United States Constitution. However, the protection is limited to the expression, and not the conduct of an entertainer. While our nightclubs are generally well established in their respective markets, there can be no assurance that local, state and/or federal licensing and other regulations will permit our nightclubs to remain in operation or profitable in the future.

WE MAY NEED ADDITIONAL FINANCING OR OUR BUSINESS EXPANSION PLANS MAY BE SIGNIFICANTLY LIMITED.

If cash generated from our operations is insufficient to satisfy our working capital and capital expenditure requirements, we will need to raise additional funds through the public or private sale of our equity or debt securities. The timing and amount of our capital requirements will depend on a number of factors, including cash flow and cash requirements for nightclub acquisitions. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our then-existing shareholders will be reduced. We cannot assure you that additional financing will be available on terms favorable to us, if at all. Any future equity financing, if available, may result in dilution to existing shareholders, and debt financing, if available, may include restrictive covenants. Any failure by us to procure timely additional financing will have material adverse consequences on our business operations.

THERE IS SUBSTANTIAL COMPETITION IN THE NIGHTCLUB ENTERTAINMENT INDUSTRY WHICH MAY AFFECT OUR ABILITY TO OPERATE PROFITABLY OR ACQUIRE ADDITIONAL CLUBS.

Our nightclubs face competition. Some of these competitors may have greater financial and management resources than us. Additionally, the industry is subject to unpredictable competitive trends and competition for general entertainment dollars. There can be no assurance that we will be able to remain profitable in this competitive industry.

RISK OF ADULT NIGHTCLUB OPERATIONS

Historically, the adult entertainment, restaurant and bar industry has been an extremely volatile industry. The industry tends to be extremely sensitive to the general local economy, in that when economic conditions are prosperous, entertainment industry revenues increase, and when economic conditions are unfavorable, entertainment industry revenues decline. Coupled with this economic sensitivity are the trendy personal preferences of the customers who frequent adult cabarets. We continuously monitor trends in our customers' tastes and entertainment preferences so that, if necessary, we can make appropriate changes which will allow us to remain one of the premiere adult cabarets. However, any significant decline in general corporate conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on our business. In addition, we have historically catered to a clientele base from the upper end of the market. Accordingly, further reductions in the amounts of entertainment expenses allowed as deductions from income under the Internal Revenue Code of 1954, as amended, could adversely affect sales to customers dependent upon corporate expense accounts.

PERMITS RELATING TO THE SALE OF ALCOHOL

We derive a significant portion of our revenues from the sale of alcoholic beverages. In Texas, the authority to issue a permit to sell alcoholic beverages is governed by the Texas Alcoholic Beverage Commission (the "TABC"), which has the authority, in its discretion, to issue the appropriate permits. Rick's presently holds a Mixed Beverage Permit and a Late Hours Permit (the "Permits"). These Permits are subject to annual renewal, provided we have complied with all rules and regulations governing the permits. Renewal of a permit is subject to protest, which may be made by a law enforcement agency or by a member of the general public. In the event of a protest, the TABC may hold a hearing at which time the views of interested parties are expressed. The TABC has the authority after such hearing not to issue a renewal of the protested alcoholic beverage permit. While we have never been subject to a protest hearing against the renewal of our Permits, there can be no assurance that such a protest could not be made in the future, nor can there be any assurance that the Permits would be granted in the event such a protest was made. Other states may have similar laws which may limit the availability of a permit to sell alcoholic beverages or which may provide for suspension or revocation of a permit to sell alcoholic beverages in certain circumstances. The temporary or permanent suspension or revocations of either of the Permits or the inability to obtain permits in areas of expansion would have a material adverse effect on the revenues, financial condition and results of operations of the Company.

WE MUST CONTINUE TO MEET THE NASDAQ SMALL CAP MARKET CONTINUED LISTING REQUIREMENTS OR WE RISK DELISTING.

Our securities are currently listed for trading on the Nasdaq Small Cap Market. We must continue to satisfy Nasdaq's continued listing requirements or risk delisting which would have an adverse effect on our business. If our securities are ever de-listed from the Nasdaq, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our shareholders' ability to trade or obtain quotations of the market value of shares of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities. There is no assurance that we will be able to maintain compliance with the Nasdaq continued listing requirements.

IN THE FUTURE, WE WILL INCUR SIGNIFICANT INCREASED COSTS AS A RESULT OF OPERATING AS A PUBLIC COMPANY, AND OUR MANAGEMENT WILL BE REQUIRED TO DEVOTE SUBSTANTIAL TIME TO NEW COMPLIANCE INITIATIVES.

In the future, we will incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules subsequently implemented by the SEC, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2006, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

UNINSURED RISKS

We maintain insurance in amounts we considers adequate for personal injury and property damage to which the business of the Company may be subject. However, there can be no assurance that uninsured liabilities in excess of the coverage provided by insurance, which liabilities may be imposed pursuant to the Texas "Dram Shop" statute or similar "Dram Shop" statutes or common law theories of liability in other states where we operate or expand. The Texas "Dram Shop" statute provides a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to such person if it was apparent to the server that the individual being sold, served or provided with an alcoholic beverage was obviously intoxicated to the extent that he presented a clear danger to himself and others. An employer is not liable for the actions of its employee who overserves if (i) the employer requires its employees to attend a seller training program approved by the TABC;
(ii) the employee has actually attended such a training program; and (iii) the employer has not directly or indirectly encouraged the employee to violate the law. It is our policy to require that all servers of alcohol working at our clubs be certified as servers under a training program approved by the TABC, which certification gives statutory immunity to the sellers of alcohol from damage caused to third parties by those who have consumed alcoholic beverages at such establishment pursuant to the Texas Alcoholic Beverage Code. There can be no assurance, however, that uninsured liabilities may not arise which could have a material adverse effect on the Company.

LIMITATIONS ON PROTECTION OF SERVICE MARKS

Our rights to the tradenames "Rick's" and "Rick's Cabaret" are established under the common law based upon our substantial and continuous use of these trademarks in interstate commerce since at least as early as 1987. "RICK'S AND STARS DESIGN" and "RICK'S CABARET" logos are registered through service mark registrations issued by the United States Patent and Trademark Office ("PTO"). There can be no assurance that these steps taken by the Company to protect its Service Marks will be adequate to deter misappropriation of its protected intellectual property rights. Litigation may be necessary in the future to protect our rights from infringement, which may be costly and time consuming. The loss of the intellectual property rights owned or claimed by us could have a material adverse affect on our business.

ANTI-TAKEOVER EFFECTS OF ISSUANCE OF PREFERRED STOCK

The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more series, to fix the number of shares constituting any such series, and to fix the rights and preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to Common Stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. There are no issued and outstanding shares of Preferred Stock; there are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue Preferred Stock.

WE  DO  NOT  ANTICIPATE  PAYING  DIVIDENDS  ON  COMMON SHARES IN THE FORESEEABLE
FUTURE.

Since our inception we have not paid any dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We expect that future earnings, if any, will be used for working capital and to finance growth.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or as a result of the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock.

THERE IS A LIMITED PUBLIC TRADING MARKET FOR OUR COMMON STOCK.

Our stock is currently traded on the Nasdaq Small Cap Market under the trading symbol "RICK". There is a limited public trading market for our common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of our common stock, and stockholders may be required to hold shares of our common stock for an indefinite period of time.

OUR STOCK PRICE HAS BEEN VOLATILE AND MAY FLUCTUATE IN THE FUTURE.

The trading price of our securities may fluctuate significantly. This price may be influenced by many factors, including:

     -    our performance and prospects;
     -    the depth and liquidity of the market for our securities;
     - sales by selling shareholders of shares issued or issuable in connection with the Debenture and/or Convertible Note;

     -    investor perception of us and the industry in which we operate;
     -    changes in earnings estimates or buy/sell recommendations by analysts;
     -    general financial and other market conditions; and
     -    domestic economic conditions.

Public stock markets have experienced, and may experience, extreme price and trading volume volatility. These broad market fluctuations may adversely affect the market price of our securities.

OUR MANAGEMENT CONTROLS A SIGNIFICANT PERCENTAGE OF OUR CURRENT OUTSTANDING COMMON STOCK AND THEIR INTERESTS MAY CONFLICT WITH THOSE OF OUR SHAREHOLDERS.

As of August 17, 2005, our Directors and executive officers and their respective affiliates collectively and beneficially owned approximately 27% of our outstanding common stock, including all warrants exercisable within 60 days. This concentration of voting control gives our Directors and executive officers and their respective affiliates substantial influence over any matters which require a shareholder vote, including, without limitation, the election of Directors, even if their interests may conflict with those of other shareholders. It could also have the effect of delaying or preventing a change in control of or otherwise discouraging a potential acquirer from attempting to obtain control of us. This could have a material adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the then prevailing market prices for their shares of common stock.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our future success is dependent, in a large part, on retaining the services of Mr. Eric Langan, our President and Chief Executive Officer. Mr. Langan possesses a unique and comprehensive knowledge of our industry. While Mr. Langan has no present plans to leave or retire in the near future, his loss could have a negative effect on our operating, marketing and financial performance if we are unable to find an adequate replacement with similar knowledge and experience within our industry. We maintain key-man life insurance with respect to Mr. Langan. Although Mr. Langan is under an employment agreement (as described herein), there can be no assurance that Mr. Langan will continue to be employed by us. The loss of Mr. Langan could have a negative effect on our operating, marketing, and financing performance.

CUMULATIVE VOTING IS NOT AVAILABLE TO STOCKHOLDERS.

Cumulative voting in the election of Directors is expressly denied in our Articles of Incorporation. Accordingly, the holder or holders of a majority of the outstanding shares of our common stock may elect all of our Directors. Management's large percentage ownership of our outstanding common stock helps enable them to maintain their positions as such and thus control of our business and affairs.

OUR DIRECTORS AND OFFICERS HAVE LIMITED LIABILITY AND HAVE RIGHTS TO INDEMNIFICATION.

Our Articles of Incorporation and Bylaws provide, as permitted by governing Texas law, that our Directors and officers shall not be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a Director or officer, with certain exceptions. The Articles further provide that we will indemnify our Directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been its Directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct.

The inclusion of these provisions in the Articles may have the effect of reducing the likelihood of derivative litigation against Directors and officers, and may discourage or deter stockholders or management from bringing a lawsuit against Directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

The Articles provide for the indemnification of our officers and Directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Texas law. The Articles include related provisions meant to facilitate the indemnitee's receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

We are including the following cautionary statement in this Form SB-2 to make applicable and take advantage of the safe harbor provision of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on behalf of us. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. Certain statements in this Form SB-2 are forward-looking statements. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects,"
"anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are set forth below. Our expectations, beliefs and projections are expressed in good faith and we believe that they have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties. There can be no assurance that our expectations, beliefs or projections will result, be achieved, or be accomplished. In addition to other factors and matters discussed elsewhere in this Form SB-2, the following are important factors that in our view could cause material adverse affects on our financial condition and results of operations: the risks and uncertainties related to our future operational and financial results, the risks and uncertainties relating to our Internet operations, competitive factors, the timing of the openings of other clubs, the availability of acceptable financing to fund corporate expansion efforts, our dependence on key personnel, the ability to manage operations and the future operational strength of management, and the laws governing the operation of adult entertainment businesses. We have no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

For a discussion of some additional factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 2. The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of the prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                  THE BUSINESS

Our name is Rick's Cabaret International, Inc. We currently own and operate a total of nine adult nightclubs that offer live adult entertainment, restaurant and bar operations. Three of our clubs operate under the name "Rick's Cabaret" and four of the clubs operate under the name "XTC". Our nightclubs are in Houston, Austin and San Antonio, Texas; Charlotte, North Carolina; Minneapolis, Minnesota; and New York, New York. In January 2005, we acquired a club in New York, New York. We are completing renovation of the location and anticipate opening this club as a fourth "Rick's Cabaret" in September 2005. In June 2004, we converted our original Rick's Cabaret nightclub in Houston's Galleria District into "Club Onyx", an upscale venue that welcomes all customers but cater especially to urban professionals, businessmen and professional athletes. We also own and operate a sports bar under the name of "Hummers" in Houston and own or operate premiere adult entertainment Internet websites.

Our online entertainment sites are xxxPassword.com, CouplesTouch.com, CouplesClick.net and NaughtyBids.com. The site xxxPassword.com features adult content licensed through Voice Media, Inc. CouplesTouch.com and CouplesClick.net are personal sites for those in the swinging lifestyle. Naughtybids.com is our online adult auction site. It contains consumer-initiated auctions for items such as adult videos, apparel, photo sets, adult paraphernalia and other erotica. There are typically approximately 10,000 active auctions at this site at any given time. We charge the seller a fee for each successful auction. All of our sites use proprietary software platforms written by us to deliver the best experience to the user without being constrained by off-the-shelf software solutions.

Our  website  address  is  www.Ricks.com.  We  make available free of charge our
                           -------------
Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC under Securities Exchange Act of 1934, as amended. Information contained in the website shall not be construed as part of this prospectus.

References to us in this prospectus registration statement include our 100%-owned and 51%-owned consolidated subsidiaries.

BUSINESS ACTIVITIES-NIGHTCLUBS

Prior to the opening of the first Rick's Cabaret in 1983 in Houston, Texas, the topless nightclub business was characterized by small establishments generally managed by their owner. Operating policies of these establishments were often lax, the sites were generally dimly lit, standards for performers' personal appearance and personality were not maintained and it was customary for performers to alternate between dancing and waiting tables. The quantity and quality of bar service was low and food was not frequently offered. Music was usually "hard" rock and roll, played at a loud level by a disc jockey. Usually, only cash was accepted. Many businessmen felt uncomfortable in such environments. Recognizing a void in the market for a first-class adult nightclub, we designed Rick's Cabaret to target the more affluent customer by providing a unique quality entertainment environment. The following summarizes our areas of operation that distinguish us:

     Female  Entertainment.  Our  policy  is to maintain high standards for both
     ---------------------
     personal appearance and personality for the topless entertainers and waitresses. Of equal importance is a performer's ability to present herself attractively and to talk with customers. We prefer that the performers we hire be experienced dancers. We make a determination as to whether a particular applicant is suitable based on such factors of appearance, attitude, dress, communication skills and demeanor. At all clubs, except for our Minnesota location, the entertainers are independent contractors. We do not schedule their work hours.

     Management. We often recruit staff from inside the topless industry, in the
     ----------
     belief that management with experience in the sector adds to our ability to grow and attract quality entertainers. Management with experience is able to train new recruits from outside the industry.

     Compliance  Policies/Employees.  We  have  a  policy  of  ensuring that our
     ------------------------------
     business is carried on in conformity with local, state and federal laws. In particular, we have a "no tolerance" policy as to illegal drug use in or around the premises. Posters placed throughout the nightclubs reinforce this policy, as do periodic unannounced searches of the entertainers' lockers. Entertainers and waitresses who arrive for work are not allowed to leave the premises without the permission of management. If an entertainer does leave the premises, she is not allowed to return to work until the next day. We continually monitor the behavior of entertainers, waitresses and customers to ensure that proper standards of behavior are observed.

     Compliance Policies/Credit Cards. We review all credit card charges made by
     --------------------------------
     our customers. We have in place a formal policy requiring that all credit card charges must be approved, in writing, by management before any charges are accepted. Management is trained to review credit card charges to ensure that the only charges approved for payment are for food, drink and entertainment.

     Food  and  Drink. We believe that a key to the success of our branded adult
     ----------------
     nightclubs is a quality, first-class bar and restaurant operation to compliment our adult entertainment. We employ service managers who recruit and train professional waitstaff and ensure that each customer receives prompt and courteous service. We employ chefs with restaurant experience. Our bar managers order inventory and schedule bar staff. We believe that the operation of a first class restaurant is a necessary component to the operation of a premiere adult cabaret, as is the provision of premium wine, liquor and beer in order to ensure that the customer perceives and obtains good value. Our restaurant operations provide business lunch buffets and full lunch and dinner menu service with hot and cold appetizers, salads, seafood, steak, and lobster. An extensive selection of quality wines is available.

     Controls.  Operational  and  accounting  controls  are  essential  to  the
     --------
     successful operation of a cash intensive nightclub and bar business. We have designed and implemented internal procedures and controls designed to ensure the integrity of our operational and accounting records. Wherever practicable, we separate management personnel from all cash handling so that management is isolated from and does not handle any cash. We use a combination of accounting and physical inventory control mechanisms to maintain a high level of integrity in our accounting practices.

     Information technology plays a significant role in capturing and analyzing a variety of information to provide management with the information necessary to efficiently manage and control the nightclub. Deposits of cash and credit card receipts are reconciled each day to a daily income report. In addition, we review on a daily basis (i) cash and credit card summaries which tie together all cash and credit card transactions occurring at the front door, the bars in the club and the cashier station, (ii) a summary of the daily bartenders' check-out reports, and (iii) a daily cash requirements analysis which reconciles the previous day's cash on hand to the requirements for the next day's operations. These daily computer reports alert management of any variances from expected financial results based on historical norms. We conduct a monthly independent overview of our financial condition and operating results.

     Atmosphere. We maintain a high design standard in our facilities and decor.
     ----------
     The furniture and furnishings in the nightclubs are designed to create the feeling of an upscale restaurant. The sound system is designed to provide quality sound at levels where conversations can still take place. The environment is carefully monitored for music selection, entertainer and waitress appearance and all aspects of customer service on a continuous basis.

     VIP  Room.  In  keeping  with  our emphasis on serving the upper-end of the
     ---------
     businessmen's market, some of our nightclubs include a VIP room, which is open to individuals who purchase memberships. A VIP room provides a higher level of service and luxury.

     Advertising  and  Promotion. Our consumer marketing strategy is to position
     ---------------------------
     Rick's Cabarets as premiere entertainment facilities that provide exceptional topless entertainment in a fun, yet discreet, environment. We use a variety of highly targeted methods to reach our customers: hotel publications, local radio, cable television, newspapers, billboards, taxi-cab reader boards, and the Internet, as well as a variety of promotional campaigns. These campaigns ensure that the Rick's Cabaret name is kept before the public.

     Rick's Cabaret has received a significant amount of media exposure over the years in national magazines such as Playboy, Penthouse, Glamour Magazine, The Ladies Home Journal, Time Magazine, and Texas Monthly Magazine. Segments about Rick's have aired on national and local television programs such as "Extra" and "Inside Edition", and we have provided entertainers for Pay-Per-View features as well. Business stories about Rick's Cabaret have appeared in The Wall Street Journal, Los Angeles Times, Houston Business Journal, and numerous other regional publications.

NIGHTCLUB LOCATIONS

We currently operate clubs under the name "Rick's Cabaret" in Houston, Texas, Minneapolis, Minnesota; and Charlotte, North Carolina. We intend to open a "Rick's Cabaret" in New York, New York in September 2005. We also operate a nightclub in Houston's Galleria District as "Club Onyx", an upscale venue that welcomes all customers but cater especially to urban professionals, businessmen and professional athletes. Additionally, we own four nightclubs in San Antonio, Austin, and Houston, Texas that operate under the name XTC. We also own a controlling interest in and operate a sport bar called "Hummers". We sold our New Orleans nightclub in March 1999, but it continues to use the name "Rick's Cabaret" under a licensing agreement. In early 2003, we acquired 51% control of the Wild Horse Cabaret adult nightclub near Hobby Airport, Houston, Texas and operate it as part of our popular XTC Cabaret group. In May 2003, we opened a sports bar called "Hummers", which is located next to Wild Horse Cabaret, in Houston, Texas.

RECENT NIGHTCLUB TRANSACTIONS

1. On March 3, 2004, we acquired the assets and business of a 7,000 square foot gentlemen's club in North Houston, which became our fourth XTC Cabaret. As a part of the transaction, we entered into a new five-year lease with an option for five additional years. The results of operations of this new venue are included in the accompanying consolidated financial statements from the date of acquisition.

2.   In  April  2003,  we  organized  RCI  Ventures,  Inc.  to acquire Nocturnal
     Concepts, Inc., which operates as an addition to our XTC Cabaret group, called "XTC Galleria". As part of this transaction, we transferred our ownership of Tantric Enterprises, Inc. (our subsidiary that operates Club Encounters) to RCI Ventures, Inc. As a result of these transactions we own a 51% interest in RCI Ventures, Inc. On September 30, 2004, we sold our shares in RCI Ventures, Inc. to unrelated third parties for $15,000 cash and a $235,000 note receivable with an annual interest rate of 6% over five years. As a part of the transaction, the Purchaser entered into a five-year lease for Club Encounters with an option for five additional years.

3.   On  September 15, 2004, our wholly-owned subsidiary, RCI Entertainment (New
     York), Inc., a New York corporation, entered into a definitive Stock Purchase Agreement with Peregrine Enterprises, Inc., a New York corporation and its shareholders, pursuant to which RCI New York agreed to purchase all of the shares of common stock of Peregrine. Peregrine owned and operated an adult entertainment cabaret located in midtown Manhattan. The cabaret club is located near the Empire State Building and Madison Square Garden, and is less than 10 blocks from Times Square. We completed this transaction on January 18, 2005.

     Under the terms of the Stock Purchase Agreement, the purchase price of the transaction was $7,625,000, payable $2,500,000 in cash at closing and $5,125,000 payable in a promissory note bearing simple interest at the rate of 4.0% per annum. The Promissory Note is payable commencing 120 days after Closing as follows: (a) the payment of $58,333.33 per month for twenty-four
     (24) consecutive months; (b) the payment of $63,333.33 for twenty-four (24) consecutive months; (c) the payment of $68,333.33 for twelve (12) consecutive months; and (d) a lump sum payment of the remaining balance to be paid on the sixty-first (61st) month. $2,000,000 of the principal amount of the Promissory Note is convertible into shares of our restricted common stock at prices ranging from $4.00 to $7.50 per share. The parties also entered a Stock Pledge Agreement and Security Agreement to secure the Promissory Note.

     Upon closing of the transaction, the owners of Peregrine entered into a five-year covenant not to compete with Peregrine, RCI New York or the Company. In September 2005, we intend to open the cabaret club as "Rick's Cabaret" which will occupy 10,000 square feet on three levels, with an additional 4,000 square feet available for office space.

4. On March 31, 2005, we entered an Stock Purchase Agreement with MBG Acquisition, LLC, a Delaware limited liability company to sell all of the issued and outstanding shares of RCI Entertainment (Houston), Inc., our wholly owned subsidiary, which owned and operated an adult entertainment cabaret known as Rick's Cabaret - South located at 15301 Gulf Freeway, Houston, Texas. The Agreement provided for a sales price of $550,000 which was paid in cash upon closing.

5. On June 10, 2005, our wholly owned subsidiary, RCI Entertainment (North Carolina), Inc., a North Carolina corporation entered a Purchase Agreement with Top Shelf, LLC, a North Carolina limited liability company and Tony Hege, the holder of Top Shelf's membership interests, to purchase all of the issued and outstanding membership interests of Top Shelf which owns a nightclub known as "The Manhattan Club" located in Charlotte, North Carolina. RCI North Carolina has been managing the Club under the name "Rick's Cabaret" since February 2005.

     The Purchase Agreement provides for a purchase price of $1,000,000 which is payable with 180,000 shares of our common stock valued at $3.75 per share and a seven year promissory note in the amount of $325,000 bearing interest at the rate of 7% per annum. The Note is payable with an initial payment due November 1, 2005, of interest only for the period of time from the date of Closing until October 31, 2005, plus a principal reduction payment in the amount of $3,009.29. Thereafter, RCI North Carolina will make eighty-three (83) successive equal monthly payments commencing December 1, 2005, of principal and interest in the amount of $4,905.12 until paid in full. The Note is secured by the assets of RCI North Carolina.

     Pursuant to the terms of the Note, on or after November 1, 2005, Hege shall have the right, but not the obligation to have Rick's purchase from Hege 4,285 Shares per month, calculated at a price per share equal to $3.75 until Hege has received a total of $1,000,000 from the sale of the Shares less the amount of the Note. At our election during any given month, we may either buy the Monthly Shares or, if we elect not to buy the Monthly Shares from Hege, then Hege shall sell the Monthly Shares in the open market. Any deficiency between the amount which Hege receives from the sale of the Monthly Shares and the Value of the Shares shall be paid by us within three
     (3) days of the date of sale of the Monthly Shares during that particular month. Our obligation to purchase the Monthly Shares from Hege shall terminate and cease at such time as Hege has received a total of $1,000,000 from the sale of the Shares, less the amount of the Note.

BUSINESS ACTIVITIES-INTERNET ADULT ENTERTAINMENT WEB SITES

In 1999, we began adult Internet Web site operations. Our xxxPassword.com website features adult content licensed through Voice Media, Inc. We added CouplesTouch.com in 2002 as a dating site catering to those in the swinging lifestyle. We recently purchased CouplesClick.net, a competing site of our CouplesTouch.com site, in order to broaden our membership throughout the United States. As part of this transaction, we organized RCI Dating Services, Inc., which operates as ad addition to our internet operations, to acquire CouplesClick.net from ClickMatch, LLC. We transferred our ownership in CouplesTouch.com to RCI Dating and, as a result of the transaction, we obtained an 85% interest in RCI Dating, with the remaining 15% owned by ClickMatch.

Our Internet traffic is generated through the purchase of traffic from third-party adult sites or Internet domain owners and the purchase of banner advertisements or "key word" searches from Internet search engines. In addition, the bulk of our traffic now comes from search engines on which we don't pay for preferential listings. There are numerous adult entertainment sites on the Internet that compete with our sites.

BUSINESS ACTIVITIES-INTERNET ADULT AUCTION WEB SITES

Our adult auction site features erotica and other adult materials that are purchased in a bid-ask method. We charge the seller a fee for each successful auction. Where previously we operated six individual auctions sites, now we have combined these into one main site, NaughtyBids.com, to maximize our brand name recognition of this site. The site contains new and used adult oriented consumer initiated auctions for items such as adult videos, apparel, photo sets and adult paraphernalia. NaughtyBids has approximately 10,000 items for sale at any given time. NaughtyBids.com offers third party webmasters an opportunity to create residual income from web surfers through the NaughtyBids Affiliate Program, which pays third party webmasters a percentage of every closing auction sale in which the buyer originally came from the affiliate webmaster's site. There are numerous auction sites on the Internet that offer adult products and erotica.

TRANSACTION WITH VOICE MEDIA

In May 2002, we purchased 700,000 shares of our own common stock from Voice Media, Inc. for an aggregate price of $918,700 (or $795,302 adjusted for imputed interest) that equals approximately $1.32 per share. That purchase price was below market value on the date of the purchase. Voice Media, Inc. presently owns none of our shares of common stock. These shares are presently held as treasury shares. We may cancel these shares at a later date. The control person of Voice Media, Inc. is Ron Levi, who was a Director until June 2002. The terms of this transaction were the result of arms-length negotiations between Voice Media, Inc. and us. We believe the transaction was favorable to us in view of the market value of our common stock and the payment terms, although no appraisal or fairness opinion was done. All management contracts previously signed relating to the management of xxxPassword.com will remain in effect. Pursuant to the transaction, the payment schedule is as follows:

     (a)  The amount of $229,675 due on January 10, 2003;

     (b)  The amount of $229,675 due on January 10, 2004;

     (c)  The amount of $229,675 due on January 10, 2005; and

     (d)  A final payment in the amount of $229,675 due on January 10, 2006.

TRANSACTION WITH TAURUS ENTERTAINMENT

On June 12, 2003, we entered into an Asset Purchase Agreement with Taurus Entertainment Companies, Inc., whereby we acquired all the assets and liabilities of Taurus in exchange for 3,752,008 shares of Taurus out of the 4,002,008 that we owned plus $20,000 in cash. We also executed an Indemnification and Transaction Fee Agreement with Taurus for which we received $270,000 in cash, with $140,000 payable at closing, $60,000 due on July 15, 2003 and $70,000 due on August 15, 2003. We have received the $60,000 payment and have restructured the remaining balance originally due August 15, 2003, with a note receivable bearing 12% annual interest over a five year term.

COMPETITION

The adult topless club entertainment business is highly competitive with respect to price, service and location. All of our nightclubs compete with a number of locally owned adult clubs, some of whose names may have name recognition that equals that of Rick's Cabaret or XTC. While there may be restrictions on the location of a so-called "sexually oriented business", there are no barriers to entry into the adult cabaret entertainment market. For example, there are approximately 50 adult nightclubs located in the Houston area, all of which are in direct competition with our Houston cabarets. In Minneapolis, Rick's Cabaret is favorably located downtown and is a short walk from the Metrodome Stadium and the Target Center. There are two adult nightclubs in Minneapolis in direct competition with us.

The names "Rick's" and "Rick's Cabaret" and "XTC Cabaret" are proprietary. We believe that the combination of our existing brand name recognition and the distinctive entertainment environment that we have created will allow us to compete effectively in the industry and within the cities where we operate. Although we believe that we are well positioned to compete successfully, there can be no assurance that we will be able to maintain our high level of name recognition and prestige within the marketplace.

GOVERNMENTAL REGULATIONS

We are subject to various federal, state and local laws affecting our business activities. In particular, in Texas the authority to issue a permit to sell alcoholic beverages is governed by the Texas Alcoholic Beverage Commission, which has the authority, in its discretion, to issue the appropriate permits. We presently hold a Mixed Beverage Permit and a Late Hour Permit. These Permits are subject to annual renewal, provided we have complied with all rules and regulations governing the permits. Renewal of a permit is subject to protest, which may be made by a law enforcement agency or by the public. In the event of a protest, the TABC may hold a hearing at which time the views of interested parties are expressed. The TABC has the authority after such hearing not to issue a renewal of the protested alcoholic beverage permit. Rick's has never been the subject of a protest hearing against the renewal of Permits. Minnesota has similar laws that may limit the availability of a permit to sell alcoholic beverages or that may provide for suspension or revocation of a permit to sell alcoholic beverages in certain circumstances. It is our policy, prior to expanding into any new market, to take steps to ensure compliance with all licensing and regulatory requirements for the sale of alcoholic beverages as well as the sale of food.

In addition to various regulatory requirements affecting the sale of alcoholic beverages, in Houston, and in many other cities, the location of a topless cabaret is subject to restriction by city ordinance. Topless nightclubs in Houston, Texas are subject to "The Sexually Oriented Business Ordinance", which contains prohibitions on the location of an adult cabaret. The prohibitions deal generally with distance from schools, churches, and other sexually oriented businesses and contain restrictions based on the percentage of residences within the immediate vicinity of the sexually oriented business. The granting of a Sexually Oriented Business Permit is not subject to discretion; the Business Permit must be granted if the proposed operation satisfies the requirements of the Ordinance. (See "Legal Proceedings" herein.)

In Minneapolis, we are required to be in compliance with state and city liquor licensing laws. Our location in Minneapolis is presently zoned to enable the operation of a topless cabaret. We were a plaintiff in civil litigation against the defendant City of Minneapolis. On September 16, 2003, the suit was settled mainly on the basis that the City of Minneapolis will enact a late hour's operation ordinance and allows qualifying liquor establishments, including us at our current location, to operate until 3:00 a.m. We believe that, in the long run, the restoration of late hours operation on a permanent basis is preferable to going forward with the litigation and in our best interest.

In San Antonio and Austin, Texas, we are required to be in compliance with city or county sexually oriented business ordinances. In New York, we will be required to be in compliance with all state and local laws governing the sale of liquor and zoning for adult oriented businesses.

TRADEMARKS

Our rights to the trademarks "Rick's" and "Rick's Cabaret" are established under common law, based upon our substantial and continuous use of these trademarks in interstate commerce since at least as early as 1987. We have registered our service mark, 'RICK'S AND STARS DESIGN", with the United States Patent and Trademark Office. We have also obtained service mark registrations from the Patent and Trademark Office for the "RICK'S CABARET" service mark. There can be no assurance that the steps we have taken to protect our service marks will be adequate to deter misappropriation.

EMPLOYEES AND INDEPENDENT CONTRACTORS

As of August 17, 2005, we had approximately 407 employees, of which 54 are in management positions, including corporate and administrative operation and approximately 353 of which are engaged in entertainment, food and beverage service, including bartenders, waitresses, and entertainers. None of our employees are represented by a union and we consider our employee relations to be good. Additionally, we have independent contractor relationships with more than 600 entertainers, who are self-employed and perform at our locations on a non-exclusive basis as independent contractors. Our entertainers in Minneapolis, Minnesota act as commissioned employees.

                                LEGAL PROCEEDINGS
                                -----------------

SEXUALLY ORIENTED BUSINESS ORDINANCE OF HOUSTON, TEXAS

In January 1997, the City Council of the City of Houston passed a comprehensive new Ordinance regulating the location of and the conduct within Sexually
Oriented Businesses (the "Ordinance"). The Ordinance established new minimum distances that Sexually Oriented Businesses may be located from schools, churches, playgrounds and other sexually oriented businesses. There were no provisions in the Ordinance exempting previously permitted sexually oriented businesses from the effect of the new Ordinance. In 1997, we were informed that one of our Houston locations at 3113 Bering Drive failed to meet the requirements of the Ordinance and accordingly the renewal of our Business License at that location was denied.

The Ordinance provided that a business which was denied a renewal of its operating permit due to changes in distance requirements under the Ordinance would be entitled to continue in operation for a period of time (the "Amortization Period") if the owner were unable to recoup, by the effective date of the Ordinance, its investment in the business that was incurred through the date of the passage and approval of the Ordinance.

We filed a request with the City of Houston requesting an extension of time during which operations at our north Houston facility could continue under the Amortization Period provisions of the Ordinance since we were unable to recoup our investment prior to the effective date of the Ordinance. An administrative hearing was held by the City of Houston to determine the appropriate
Amortization Period to be granted to us. At the Hearing, we were granted an amortization period that has since been reached. We have the right to appeal any decision of the Hearing official to the district court in the State of Texas.

In May 1997, the City of Houston agreed to defer implementation of the Ordinance until the constitutionality of the entire Ordinance was decided by court trial. In February 1998, the U.S. District Court for the Southern District of Texas, Houston Division, struck down certain provisions of the Ordinance, including the provision mandating a 1,500 foot distance between a club and schools, churches and other sexually oriented business, leaving intact the provision of the 750 foot distance as it existed prior to the Ordinance.

The City of Houston has appealed the District Court's rulings with the Fifth Circuit Court of Appeals. In the event that the City of Houston is successful in the appeal, we could be out of compliance and such an outcome could have an adverse impact on our future. Our nightclub in our south Houston location has a valid permit/license that will expire in December 2005. The permits for our north Houston location and our Bering Drive location have expired.

There are other provisions in the Houston, Texas Ordinance, such as provisions governing the level of lighting in a sexually oriented business, the distance between a customer and dancer while the dancer is performing in a state of undress and provisions regarding the licensing of dancers and club managers that were upheld by the court which may be detrimental to our business. We, in concert with other sexually oriented businesses, are appealing these aspects of the Ordinance.

In November, 2003, a three judge panel from the Fifth Circuit Court of Appeals published their Opinion which affirmed the Trial Court's ruling regarding lighting levels, customer and dancer separation distances and licensing of dancers and staff. The Court of Appeals, however, did not follow the Trial Court's ruling regarding the distance from which a club may be located from a church or school. The Court of Appeals held that a distance measurement of 1,500 feet would be upheld upon a showing by the City of Houston that its claims that there were alternative sites available for relocating the clubs could be substantiated. The case was remanded for trial on the issue of the alternative sites.

There are other technical issues, which could additionally bear upon the location of the clubs, which were not decided at the trial level during the initial phase of the case. It is anticipated that these technical issues will be joined in the Trial Court. The City has not sought to modify any of the terms of the injunction against enforcement of any location provision of the Ordinance.

The appeals process as it relates to the Court's rulings in 1998 has been exhausted. The Trial Court has entered a new scheduling order which places trial on the remaining issues for June 2006. Under the holding of the Fifth Circuit Court of Appeals, the City of Houston has the burden of proof to show that, under the distance measurements contained in the 1997 ordinance, there are over 2,000 alternate sites available for relocation. If the City of Houston can meet this initial burden, then the Trial Court will consider the remaining location issues which were not decided during the initial summary phase of the case. In the event the City of Houston can meet its burden and the Trial Court moves forward with the case, an appeal is anticipated. A ruling on the remaining issues in favor of the City of Houston could have an adverse impact on the Rick's locations in Houston, Texas.

OTHER LEGAL MATTERS

On May 2, 2003, a lawsuit was filed in the United States District Court for the Western District of Texas, San Antonio division, on behalf of XTC Cabaret, and others, as a result of the City of San Antonio having adopted a new ordinance, which, among other things, banned nude dancing. This suit asked the Court to declare the ordinance unconstitutional and enjoin the City from enforcing it. Prior to a resolution of this litigation, XTC Cabaret withdrew as a party to the lawsuit. Although a settlement was reached with the remaining parties in June 2005, it did not include nude dancing. XTC has elected to address the constitutionality of the ordinance by appealing any conviction obtained by the City through the state courts.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes to the financial statements included in this registration statement.

FORWARD LOOKING STATEMENT AND INFORMATION

We are including the following cautionary statement in this Form SB-2 registration statement to make applicable and take advantage of the safe harbor provision of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on behalf of us. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. Certain statements in this prospectus are forward-looking statements. Words such as "expects," "believes," "anticipates," "may," and "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are set forth below. Our expectations, beliefs and projections are expressed in good faith and we believe that they have a reasonable basis, including without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties. There can be no assurance that our expectations, beliefs or projections will result, be achieved, or be accomplished. In addition to other factors and matters discussed elsewhere in this prospectus, the following are important factors that in our view could cause material adverse affects on our financial condition and results of operations: the risks and uncertainties related to our future operational and financial results, the risks and uncertainties relating to our Internet operations, competitive factors, the timing of the openings of other clubs, the availability of acceptable financing to fund corporate expansion efforts, our dependence on key personnel, the ability to manage operations and the future operational strength of management, and the laws governing the operation of adult entertainment businesses. We have no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

GENERAL

We operate in two businesses in the adult entertainment industry:

1. We own and operate upscale adult nightclubs serving primarily businessmen and professionals. Our nightclubs offer live adult entertainment, restaurant and bar operations. We own and operate seven adult nightclubs under the name "Rick's Cabaret" and "XTC" in Houston, Austin and San Antonio, Texas, Charlotte, North Carolina, and Minneapolis, Minnesota. We own a club in New York, New York, which we intend to begin operating in September 2005 as a "Rick's Cabaret." We also own and operate a sport bar called the "Hummers" and an upscale venue that caters especially to urban professionals, businessmen and professional athletes called "Club Onyx" in Houston. No sexual contact is permitted at any of our locations.

2.   We have extensive Internet activities.

     a) We currently own three adult Internet membership Web sites at www.CoupleTouch.com, CouplesClick.net and www.xxxpassword.com. We acquire xxxpassword.com site content from wholesalers.

     b) We operate an online auction site www.NaughtyBids.com. This site provides our customers with the opportunity to purchase adult products and services in an auction format. We earn revenues by charging fees for each transaction conducted on the automated site.

Our nightclub revenues are derived from the sale of liquor, beer, wine, food, merchandise, cover charges, membership fees, independent contractors' fees, commissions from vending and ATM machines, valet parking and other products and service. Our Internet revenues are derived from subscriptions to adult content Internet websites, traffic/referral revenues, and commissions earned on the sale of products and services through Internet auction sites, and other activities. Our fiscal year end is September 30.

Beginning in fiscal 2002 and continuing through fiscal 2004, we greatly reduced our usage of promotional pricing for membership fees for our adult entertainment web sites. This reduced our revenues from these web sites.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Estimates and assumptions are based on historical experience, forecasted future events and various other assumptions that we believe to be reasonable under the circumstances. Estimates and assumptions may vary under different assumptions or conditions. We evaluate our estimates and assumptions on an ongoing basis. We believe the accounting policies below are critical in the portrayal of our financial condition and results of operations.

ACCOUNTS AND NOTES RECEIVABLE

Accounts receivable trade is comprised of credit card charges, which are generally converted to cash in two to five days after a purchase is made. Our accounts receivable other is comprised of employee advances and other miscellaneous receivables. Notes receivable are included in other assets in the accompanying consolidated balance sheets. We recognize allowances for doubtful accounts or notes when, based on management judgment, circumstances indicate that accounts or notes receivable will not be collected. There is no allowance for doubtful accounts or notes receivable as of September 30, 2004 and 2003.

INVENTORIES

Inventories include alcoholic beverages, food, and Company merchandise. Inventories are carried at the lower of cost, average cost, which approximates actual cost determined on a first-in, first-out ("FIFO") basis, or market.

MARKETABLE  SECURITIES

Marketable securities at September 30, 2004 and 2003 consist of common stock. As of September 30, 2004 and 2003, our marketable securities were classified as available-for-sale, which are carried at fair value, with unrealized gains and losses reported as other comprehensive income within the stockholders' equity section of the accompanying consolidated balance sheets. The cost of marketable equity securities sold is determined on a specific identification basis. The fair value of marketable equity securities is based on quoted market prices.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Buildings have estimated useful lives ranging from 31 to 40 years. Furniture, equipment and leasehold improvements have estimated useful lives between five and seven years. Expenditures for major renewals and betterments that extend the useful lives are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are charged or credited in the accompanying statement of income of the respective period.

GOODWILL

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangibles Assets, which addresses the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but reviewed on an annual basis for impairment. We adopted SFAS effective October 1, 2001.

REVENUE RECOGNITION

Except for VIP Memberships, we recognize revenue at the point-of-sale upon receipt of cash, check, or credit card charge. Membership revenue is deferred and recognized over the estimated membership usage period, which is estimated to be 12 and 24 months for annual and lifetime memberships, respectively. We recognize Internet revenue from monthly subscriptions to its online entertainment sites when notification of a new subscription is received from the third party hosting company or from the credit card company, usually two to three days after the transaction has occurred. We recognize Internet auction revenue when payment is received from the credit card as revenues are not deemed estimable nor collection deemed probable prior to that point.

ADVERTISING AND MARKETING

Advertising and marketing expenses is primarily composed of costs related to public advertisements and giveaways, which are used for promotional purposes. Advertising and marketing expenses are expensed as incurred and are included in operating expenses.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004 AS COMPARED TO THE FISCAL YEAR ENDED SEPTEMBER 30, 2003

For the fiscal year ended September 30, 2004, we had consolidated total revenues of $15,959,684, compared to consolidated total revenues of $15,059,569 for the year ended September 30, 2003. This was an increase of $900,115 or 5.97%. While we had an increase in total revenues in our existing and new nightclub operations of $1,156,950, the decrease in total revenues resulted from our Internet businesses was $256,835. Revenues from nightclub operations for same-location same-period increased by 5.88%, while revenues of Internet businesses for same-sites same-period decreased by 24.38%. The overall increase was primarily due to the increase in revenues of our existing and new club operations.

Our net income before minority interest for the year ended September 30, 2004 was $780,029 compared to $403,936 for the year ended September 30, 2003. The increase in net income was primarily due to the increase of income from operations. Our net income from operations for nightclub operations was $2,542,482 for the year ended September 30, 2004 compared with $1,934,150 for the year ended September 30, 2003. Our net income from operations for our Internet businesses was $88,958 for the year ended September 30, 2004 compared with $36,421 for the year ended September 30, 2003. Our net income for our nightclub operations for the same-location-same-period increased by 35.48%. Our net income for our Internet operations for the same-web-site-same-period increased by 144.25%.

Our cost of goods sold for the year ended September 30, 2004 was 12.42% of total revenues compared to 14.58 % of related revenues for the year ended September 30, 2003. The decrease was due primarily to decrease in costs of our Internet activities and an addition of XTC club, which has low cost of goods sold. Our cost of goods sold for the nightclub operations for the year ended September 30, 2004 was 12.55% of our total revenues from club operations compared to 14.40% for the year ended September 30, 2003. We continued our efforts to achieve reductions in cost of goods sold of the club operations through improved inventory management. We are continuing a program to improve margins from liquor and food sales and food service efficiency. Our cost of sales from our Internet operations for the year ended September 30,

2004 was 8.77% compared to 17.41% of related revenues for the year ended September 30, 2003. We have implemented measures to reduce expenses in our Internet operations.

Our payroll and related costs for the year ended September 30, 2004 were $5,491,401 compared to $5,393,708 for the year ended September 30, 2003. The increase was primarily due to the increase in payroll in opening new clubs. Our payroll for our nightclub operations for same-location-same-period decreased by 1.14%. Our payroll for same-site-same-period Internet operations increased by 6.53%. We believe that our labor and management staff levels are at appropriate levels.

Our other general and administrative expenses for the year ended September 30, 2004 were $7,419,507 compared to $7,112,974 for the year ended September 30, 2003. The increase was primarily due to the increase in taxes & permit, rent, insurance, utilities, and advertising & marketing expenses from opening new locations. Other selling, general and administrative expenses for same-location-same-period for the nightclub operations increased by 5.32%, while the same expenses for same-site same-period for Internet operations decreased by 37.27%.

Our interest expense for the year ended September 30, 2004 was $344,438 compared to $384,221 for the year ended September 30, 2003. The decrease was primarily due to the decrease in debt. We have decreased our long term debt to $3,881,610 as of September 30, 2004 compared to debt of $4,026,335 as of September 30, 2003.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 2005 AS COMPARED TO THE NINE MONTHS ENDED JUNE 30, 2004

For the nine months ended June 30, 2005, we had consolidated total revenues of $10,504,612 compared to consolidated total revenues of $10,647,459 for the nine months ended June 30, 2004, or a decrease of $142,847. The decrease in total revenues was primarily attributable to the decrease in overall revenues generated by our club business in previous quarters plus a decrease of $34,887 by our internet business. Our club operations in Houston benefited from the Super Bowl in the previous year. Total revenues for same-location-same-period of club operations decreased to $9,539,247 for the nine months ended June 30, 2005 from $9,610,536 for same period ended June 30, 2004, or by 0.74%. The decrease in internet revenues was due to our transition from programs which generate high revenues with very low margins to programs which will produce higher margins from lower revenues.

The cost of goods sold for the nine months ended June 30, 2005 was 12.23% of total revenues compared to 11.53% for the nine months ended June 30, 2004. This increase is attributable to the addition of Rick's club, which have higher cost of goods sold, offset by a reduction in costs of maintaining our internet operations. The cost of goods sold for the club operations for the nine months ended June 30, 2005 was 12.69% and 11.66% for the nine months ended June 30, 2004. The cost of goods sold from our internet operations for the nine months ended June 30, 2005 was 4.52% compared to 9.52% for the nine months ended June 30, 2004. The cost of goods sold for same-location-same-period of club operations for the nine months ended June 30, 2005, was 12.35%, compared to 11.61% for the same period ended June 30, 2004.

Payroll and related costs for the nine months ended June 30, 2005 were $3,727,169 compared to $3,676,524 for the nine months ended June 30, 2004. This increase was the result of additional personnel added to our new club operations offset by labor cost reduction in our existing club operations. Management currently believes that its labor and management staff levels are appropriate.

Other general and administrative expenses for the nine months ended June 30, 2005, were $5,174,207 compared to $4,809,424 for the nine months ended June 30, 2004. The increase was due primarily to an increase in legal and professional, rent, indirect operating expenses, travel and lodging, and utilities from opening new locations in New York, New York and Charlotte, North Carolina.

Interest expense for the nine months ended June 30, 2005 was $438,298 compared to $242,337 for the nine months ended June 30, 2004. The increase was attributable to us obtaining new debt to finance the purchase of the club in New York. As of June 30, 2005, the balance of long-term debt was $12,839,849 compared to $3,923,356 a year earlier.

Net income for the nine months ended June 30, 2005 was $44,913 compared to $698,087 for the nine months ended June 30, 2004. The decrease in net income was primarily due to the increase in operating expenses due to managing two new locations in New York and North Carolina and increase in interest expense related to the acquisitions of a club in New York. Net income for same-location-same-period of club operations increased to $1,973,572 for the nine months ended June 30, 2005 from $1,899,491 for same period ended June 30, 2004, or by 3.90%. Management currently believes that the Company is in position to continue to be profitable in fiscal 2005.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2005, we had a working capital deficit of ($1,195,509) compared to working capital of $538,749 at September 30, 2004. The decrease in working capital was primarily due to increases in accrued liabilities and current portion of long term debt, and a decrease in prepaid expenses and other current assets. The value of available-for-sale marketable securities decreased by $91,207, which was primarily due to market price fluctuation.

Net cash provided by operating activities in the nine months ended June 30, 2005 was $944,159 compared to net cash provided of $412,715 for the nine months ended June 30, 2004. The increase in cash provided by operating activities was primarily due to decreases in other current assets and increases in accounts payable and accrued expenses.

We used $4,486,152 and $529,142 of cash in investing activities during the nine months ended June 30, 2005 and 2004, respectively. $3,744,479 of cash was provided and $86,530 of cash was used in financing activities during the nine months ended June 30, 2005 and 2004, respectively.

Historically, our need for capital was a result of construction or acquisition of new clubs, renovation of older clubs, and investments in technology. Historically, we have also utilized capital to repurchase its common stock as part of our share repurchase program.

On September 16, 2003, the Company was authorized by its board of directors to repurchase up to an additional $500,000 worth of our common stock. No shares have been purchased under this plan.

On November 15 and 17, 2004, we borrowed $590,000 and $1,042,000, respectively, from a financial institution at an annual interest rate of 10% over a 10 year term. The monthly payments of principal and interest are $5,694 and $10,056, respectively. The note is secured by our properties located at 2023 Sable Lane, San Antonio and at 410 N. Sam Houston Pkwy. E., Houston, Texas. On November 30, 2004, we borrowed $900,000 from an unrelated individual at the rate of 11% per annum for a 10 year term. The monthly payment of principal and interest is $9,290. The note is secured by our properties located at 3501 Andtree, Austin and at 5718 Fairdale, Houston, Texas. On December 30, 2004, we borrowed $1,270,000 from a financial institution at an annual interest rate of 10% over a 10 year term. The monthly payment of principal and interest is $12,256. The note is secured by our property located at 3113 Bering Drive, Houston, Texas. The money received from this financing was used for the acquisition and renovation of the New York club.

We entered into a promissory note on January 18, 2005, for $5,125,000 bearing simple interest at the rate of 4.0% per annum with a balloon payment at the end of five years, part of which is convertible to restricted shares of our common stock at prices ranging from $4.00 to $7.50 per share.

On June 10, 2005, we entered into a promissory note for $325,000 bearing interest at a rate of 7% per annum for a seven year term. The note is secured by liens upon the assets of and hereafter acquired assets of RCI Entertainment (North Carolina), Inc.

On June 17, 2005, the Company borrowed $160,000 from a shareholder and $100,000 from an unrelated individual at an annual interest rate of 12% and 11% over 3 and 10 year terms, respectively.

On July 22, 2005, we entered into a secured convertible debenture with one of its shareholders for a principal sum of $660,000, which includes the loan on June 17, 2005, in the amount of $160,000. The term is for three years and the interest rate is 12% per annum. The debenture matures on August 1, 2008. The Company also issued 50,00 warrants at $3.00 per share in relation to this debenture. The debenture is secured by our ownership in Citation Land, LLC and RCI Holdings, Inc., both of which are wholly owned subsidiaries.

In July 2005, we received additional borrowing in the amount of $100,000 from the same unrelated individual who advanced $100,000 in June 2005, and with whom we had two existing notes. The term is for 10 years and the interest rate is 11% per annum. On August 15, 2005, the notes were amended and the amounts from June and July ($200,000) were included in one of the notes, for a combined total of $1,341,520.34 payable to this individual.

In our opinion, working capital is not a true indicator of our financial status. Typically, businesses in our industry carry current liabilities in excess of current assets because businesses in our industry receive substantially immediate payment for sales, with nominal receivables, while inventories and other current liabilities normally carry longer payment terms. Vendors and purveyors often remain flexible with payment terms, providing businesses in our industry with opportunities to adjust to short-term business down turns. We consider the primary indicators of financial status to be the long-term trend of revenue growth, the mix of sales revenues, overall cash flow, and profitability from operations and the level of long-term debt.

We have not established lines of credit or financing other than the above mentioned notes payable and our existing debt. There can be no assurance that we will be able to obtain additional financing on reasonable terms in the future, if at all, should the need arise.

We believe that the adult entertainment industry standard of treating entertainers as independent contractors provides us with safe harbor protection to preclude payroll tax assessment for prior years. We have prepared plans that we believe will protect our profitability in the event that sexually oriented business industry is required in all states to convert dancers who are now independent contractors into employees.

The sexually oriented business industry is highly competitive with respect to price, service and location, as well as the professionalism of the entertainment. Although we believe that we are well-positioned to compete successfully in the future, there can be no assurance that we will be able to maintain our high level of name recognition and prestige within the marketplace.

SEASONALITY

Our nightclub operations are affected by seasonal factors. Historically, we have experienced reduced revenues from April through September with the strongest operating results occurring during October through March. Our experience indicates that there are no seasonal fluctuations in our Internet activities.

GROWTH STRATEGY

We believe that our nightclub operations can continue to grow organically and through careful entry into markets and demographic segments with high growth potential. Upon careful market research, we may open new clubs. As is the case with the acquisition of the New York club and the North Carolina club, we may acquire existing clubs in locations that are consistent with our growth and income targets, and which appear receptive to the upscale club formula we have developed. We may form joint ventures or partnerships to reduce start-up and operating costs, with us contributing equity in the form of our brand name and management expertise. We may also develop new club concepts that are consistent with our management and marketing skills and/or acquire real estate in connection with club operations, although some clubs may be in leased premises.

We also expect to continue to grow our Internet profit centers. We plan to focus on high-margin Internet activities that leverage our marketing skills while requiring a low level of start-up cost and ongoing operating costs.

                          MARKET FOR COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS
                           ---------------------------

MARKET INFORMATION

Our common stock is quoted on the NASDAQ SmallCap Market under the symbol "RICK" The following table sets forth the quarterly high and low closing price per share for our common stock. Our fiscal year ends September 30.

                                    HIGH    LOW
                                    -----  -----
               Fourth Quarter 2003  $1.75  $1.25
               First Quarter 2004   $1.84  $1.50
               Second Quarter 2004  $2.84  $1.74
               Third Quarter 2004   $3.30  $2.40
               Fourth Quarter 2004  $2.79  $2.21
               First Quarter 2005   $3.03  $2.20
               Second Quarter 2005  $4.61  $2.85
               Third Quarter 2005   $3.19  $2.65

On August 17, 2005, the closing price for a share of our common stock was $3.50.

RECORD HOLDERS.

As of August 17, 2005, there were approximately 1,344 holders of record of our common stock.

DIVIDENDS

We have never declared or paid any dividends on our common stock. We do not have any plans to pay cash dividends on our common stock. We plan to retain our future earnings, if any, to finance operations and expand our business. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers relevant.

                        CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
               --------------------------------------------------

     We have had no changes in or disagreements with accountants on accounting and financial disclosure.

                                 USE OF PROCEEDS
                                 ---------------


We are not selling any shares of our Common Stock in this offering and therefore will not receive any proceeds from the sale thereof. We may, however, receive the benefit of proceeds upon the conversion of the Debenture and/or the Convertible Note held by certain selling stockholders for which we are registering the underlying shares of Common Stock. Upon conversion of any portion of the Debenture and/or the Convertible Note, we will apply the proceeds received directly to the debt for which the Debenture and/or Convertible Note was issued and the principal amount(s) of the Note and/or the Debenture will be reduced accordingly. Additionally, we may receive proceeds of approximately $300,000 upon the exercise of warrants, which we would apply toward general operating expenses.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Small Cap Market listing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS
                          -----------------------------

Our Directors are elected annually and hold office until the next annual meeting of our stockholders or until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors. There is no family relationship between or among any of our directors and executive officers. Our Board of Directors consists of five
persons.   The  following table sets forth our Directors and executive officers:

-------------------------------------------------------------------
NAME               AGE                   POSITION
-------------------------------------------------------------------
Eric S. Langan      37  Director, Chairman of the Board, President,
                        Chief Executive Officer, Chief Financial
                        Officer
-------------------------------------------------------------------
Travis Reese        35  Director and V.P.-Director of Technology
-------------------------------------------------------------------
Robert L. Watters   54  Director
-------------------------------------------------------------------
Alan Bergstrom      60  Director
-------------------------------------------------------------------
Steven L. Jenkins   48  Director
-------------------------------------------------------------------

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

We have an Audit Committee whose members are Robert L. Watters, Alan Bergstrom and Steven L. Jenkins. Mr. Watters was our President until March 1999, and has not been an officer or employee since March 1999. Mr. Watters, Mr. Bergstrom and Mr. Jenkins are independent Directors. The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. The Audit Committee meets privately with our Chief Accounting Officer and with our independent registered public accounting firm and evaluates the responses by the Chief Accounting Officer both to the facts presented and to the judgments made by our outside independent registered public accounting firm. Our Audit Committee has reviewed and discussed our audited financial statements for the year ended September 30, 2004 with our management. Steven L. Jenkins serves as the Audit Committee's Financial Expert.

In May 2000, our Board adopted a Charter for the Audit Committee. The Charter establishes the independence of our Audit Committee and sets forth the scope of the Audit Committee's duties. The Purpose of the Audit Committee is to conduct continuing oversight of our financial affairs. The Audit Committee conducts an ongoing review of our financial reports and other financial information prior to their being filed with the Securities and Exchange Commission, or otherwise provided to the public. The Audit Committee also reviews our systems, methods and procedures of internal controls in the areas of: financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct. A majority of the members of the Audit Committee are independent. The Audit Committee is objective, and reviews and assesses the work of our independent registered public accounting firm and our internal audit department.

The Audit Committee reviewed and discussed the matters required by SAS 61 and our audited financial statements for the fiscal year ended September 30, 2004 with management and our independent registered public accounting firm. The
Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board No. 1, and the Audit Committee has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence. The Audit Committee recommended to the Board of Directors that our audited financial statements for the fiscal year September 30, 2004 be included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004, as amended.

We have a Nominating Committee whose members are Robert L. Watters, Alan Bergstrom and Steven L. Jenkins. In July 2004, the Board unanimously adopted a Charter with regard to the process to be used for identifying and evaluating nominees for director. The Charter establishes the independence of our Nominating Committee and sets forth the scope of the Nominating Committee's duties. A majority of the members of the Nominating Committee will be independent. A copy of the Nominating Committee's Charter can be found on the Company's website at www.Ricks.com.
                        -------------

Subsequent to the fiscal year ending September 30, 2004, the Board of Directors formed a Compensation Committee whose members are Robert Watters, Alan Bergstrom and Steven L. Jenkins. Decisions concerning executive officer compensation for the fiscal year ending September 30, 2004 were made by the full Board of Directors. Eric S. Langan and Travis Reese are the only directors of the Company who are also officers of the Company. The primary purpose of the Compensation Committee is to evaluate and review the compensation of executive officers.

The Board of Directors held nine (9) meetings during the fiscal year ended September 30, 2004, one (1) of which was held by unanimous written consent. The Audit Committee held four (4) meetings during the fiscal year ended September 30, 2004. All of our Directors attended at least 75% of our Board meetings. All of our Audit Committee members attended at least 75% of our Audit Committee meetings.

There is no family relationship between or among any of the directors and executive officers of the Company.

DIRECTOR COMPENSATION

We do not currently pay any cash directors' fees, but we pay the expenses of our directors in attending board meetings. In September 2005, we issued 10,000 options to each Director who is a member of our audit committee and 5,000 options to our other Directors. These options vest in September 2006 and have a strike price of $2.54 per share and expire in September 2009.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own beneficially more than ten percent of our common stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on the reports we have received and on written representations from certain reporting persons, we believe that the directors, executive officers, and greater than ten percent beneficial owners have complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

The following table reflects all forms of compensation for services to us for the fiscal years ended September 30, 2004, 2003 and 2002 certain executive officers. No other executive officer of ours received compensation that exceeded $100,000 during fiscal 2004. Mr. Langan is Chairman of the Board, a Director, Chief Executive Officer, President and Chief Financial Officer. Mr. Reese is Director and V.P.-Director of Technology.

                                           SUMMARY COMPENSATION TABLE

                                                                Long-Term Compensation
                   Annual Compensation                         Awards             Payouts
----------------------------------------------------------------------------------------------------------------
Name and             Year     Salary    Bonus ($)      Other      Restricted   Securities     LTIP       All
Principal Position              ($)                   Annual         Stock     Underlying   Payouts     Other
                                                   Compensation     Awards      Options/      ($)       Compen
                                                      ($)(1)          ($)       SARs (#)              sation ($)
----------------------------------------------------------------------------------------------------------------
Eric Langan            2004  $ 326,038        -0-           -0-           -0-      280,000       -0-         -0-
----------------------------------------------------------------------------------------------------------------
                       2003  $ 260,000        -0-           -0-           -0-        5,000       -0-         -0-
----------------------------------------------------------------------------------------------------------------
                       2002  $ 260,000        -0-           -0-           -0-          -0-       -0-         -0-
----------------------------------------------------------------------------------------------------------------
Travis Reese           2004  $ 161,000        -0-           -0-           -0-       55,000       -0-         -0-
----------------------------------------------------------------------------------------------------------------
                       2003  $ 158,855        -0-           -0-           -0-        5,000       -0-         -0-
----------------------------------------------------------------------------------------------------------------
                       2002  $ 137,500        -0-           -0-           -0-          -0-       -0-         -0-
----------------------------------------------------------------------------------------------------------------

     (1) We provide certain executive officers certain personal benefits. Since the value of such benefits do not exceed the lesser of $50,000 or 10% of annual compensation, the amounts are omitted.

                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
                         -------------------------------------
                                  (Individual Grants)

--------------------------------------------------------------------------------------
                Number of      Percent of Total
               Securities        Options/SARs
               Underlying         Granted to        Exercise of Base
Name          Options/SARS   Employees in Fiscal      Price ($/Sh)     Expiration Date
               Granted (#)         Year (%)
--------------------------------------------------------------------------------------
Eric Langan      75,000                    13.04%  $             2.20        2/06/2009
--------------------------------------------------------------------------------------
                  5,000 (1)                  .86%  $             2.54        9/14/2009
--------------------------------------------------------------------------------------
                200,000                    34.78%  $             2.49        9/14/2009
--------------------------------------------------------------------------------------
Travis Reese      5,000 (1)                  .86%  $             2.54        9/14/2009
--------------------------------------------------------------------------------------
                 55,000                     9.56%  $             2.49        9/14/2009
--------------------------------------------------------------------------------------

(1) These options were granted to Messrs. Langan and Reese for serving in their capacity as Directors. There were no exercises of options by these persons during the fiscal year ended September 30, 2004.

                              AGGREGATED OPTION/SAR EXERCISES IN
                        LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                        ---------------------------------------------

                                                        Number of       Value of Unexercised
                                                       Unexercised          In-The-Money
                                                        Underlying       Options/SARs at FY
              Shares Acquired                       Options/SARs at FY        end ($);
Name          on Exercise (#)   Value Realized ($)       end (#);           Exercisable/
                                                       Exercisable/         Unexercisable
                                                      Unexercisable
------------  ----------------  ------------------  ------------------  ---------------------
Eric Langan            -0- (1)                 -0-     190,000/205,000  $         16,100/ -0-
------------  ----------------  ------------------  ------------------  ---------------------
Travis Reese           -0- (1)                 -0-       40,000/55,000  $          6,350/ -0-
------------  ----------------  ------------------  ------------------  ---------------------

(1) These persons did not exercise of options during the fiscal year ended September 30, 2004.

EMPLOYEE STOCK OPTION PLANS

While we have been successful in attracting and retaining qualified personnel, we believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel. We pay wages and salaries that we believe are competitive. We also believe that equity ownership is an important factor in our ability to attract and retain skilled personnel. We have adopted Stock Option Plans for employee and directors. The purpose of the Plans is to further our interests, our subsidiaries and our stockholders by providing incentives in the form of stock options to key employees and directors who contribute materially to our success and profitability. The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in our continued success and progress. The Plans also assists us and our subsidiaries in attracting and retaining key employees and directors. The Plans are administered by the Board of Directors. The Board of Directors has the exclusive power to select the participants in the Plans, to establish the terms of the options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least 85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the Plans.

In 1995 we adopted the 1995 Stock Option Plan. A total of 300,000 shares may be granted and sold under the 1995 Plan. As of September 30, 2001, a total of 167,500 stock options had been granted and are outstanding under the Plan, none of which have been exercised. We do not plan to issue any additional options under the 1995 Plan.

In August 1999 we adopted the 1999 Stock Option Plan (the "1999 Plan") with 500,000 shares authorized to be granted and sold under the 1999 Plan. In August 2004, shareholders approved an Amendment to the 1999 Plan (the "Amendment") which increased the total number of shares authorized to 1,000,000. As of September 30, 2004, 908,000 stock options are presently outstanding under the 1999 Plan. As of August 17, 2005, 50,000 of these stock options have been exercised.

                                             EQUITY COMPENSATION PLAN INFORMATION(1)

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      NUMBER OF SECURITIES
                                                                                                    REMAINING AVAILABLE FOR
                                 NUMBER OF SECURITIES TO BE                                       FUTURE ISSUANCE UNDER EQUITY
                                  ISSUED UPON EXERCISE OF         WEIGHTED-AVERAGE EXERCISE            COMPENSATION PLANS
                               OUTSTANDING OPTIONS, WARRANTS    PRICE OF OUTSTANDING OPTIONS,   (EXCLUDING SECURITIES REFLECTED
                                         AND RIGHTS                  WARRANTS AND RIGHTS                 IN COLUMN (a))

       PLAN CATEGORY                        (a)                              (b)                              (c)
--------------------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders                          908,000  $                          2.42                            92,000
--------------------------------------------------------------------------------------------------------------------------------
Equity compensation plans not
approved by security holders                                0                                0                           300,000
--------------------------------------------------------------------------------------------------------------------------------
          TOTAL                                       908,000  $                          2.42                           392,000
--------------------------------------------------------------------------------------------------------------------------------

(1)  As of September 30, 2004.

EMPLOYMENT AGREEMENTS

We have a one-year employment agreement with Eric S. Langan. This Agreement extends through April 1, 2006 and provides for an annual base salary of $340,000. The Agreement also provides for participation in all benefit plans maintained by us for salaried employees. This Agreement contains a confidentiality provision and an agreement by Mr. Langan not to compete with us upon the expiration of the Agreement.

We have a three-year employment agreement with Travis Reese. This Agreement extends through February 1, 2007 and provides for an annual base salary of $175,000. The Agreement also provides for participation in all benefit plans maintained by us for salaried employees. This Agreement contains a confidentiality provision and an agreement by Mr. Reese not to compete with us upon the expiration of the Agreement.

CODE  OF  ETHICS

We have adopted a code of ethics for its Principal Executive and Senior Financial Officers, which was previously filed as Exhibit 14 to our Form 10-KSB for the fiscal year ended September 30, 2003, as filed with the SEC on December 29, 2003.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information at August 17, 2005, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of August 17, 2005, there were 4,287,148 shares of common stock outstanding.




NAME/ADDRESS                  NUMBER OF SHARES   TITLE OF CLASS  PERCENT OF
                                                                  CLASS (9)
----------------------------  -----------------  --------------  -----------
Eric S. Langan                    1,155,960 (1)  Common stock          25.2%
10959 Cutten Road
Houston, Texas 77066
----------------------------  -----------------  --------------  -----------
Robert L. Watters                    35,000 (2)  Common stock           0.8%
315 Bourbon Street
New Orleans, Louisiana 70130
----------------------------  -----------------  --------------  -----------
Steven L. Jenkins                    20,000 (3)  Common stock           0.4%
16815 Royal Crest Drive
Suite 160
Houston, Texas 77058
----------------------------  -----------------  --------------  -----------
Travis Reese                         54,775 (4)  Common stock           1.2%
10959 Cutten Road
Houston, Texas 77066
----------------------------  -----------------  --------------  -----------
Alan Bergstrom                       30,000 (5)  Common stock           0.6%
707 Rio Grande, Suite 200
Austin, Texas 78701
----------------------------  -----------------  --------------  -----------
All of our Directors and          1,295,720 (6)  Common stock          27.4%
Officers as a
Group of five persons
----------------------------  -----------------  --------------  -----------

----------------------------  -----------------  --------------  -----------
E. S. Langan. L.P.                     578,632   Common stock          13.4%
10959 Cutten Road
Houston, Texas 77066
----------------------------  -----------------  --------------  -----------
Ralph McElroy                       748,467 (7)  Common stock          17.2%
1211 Choquette
Austin, Texas, 78757
----------------------------  -----------------  --------------  -----------
William Friedrichs                  400,260 (8)  Common stock           9.3%
16815 Royal Crest Dr., #260
Houston, Texas 77058
----------------------------  -----------------  --------------  -----------

_____________________________

(1) Mr. Langan has sole voting and investment power for 252,328 shares that he owns directly. Mr. Langan has shared voting and investment power for 578,632 shares that he owns indirectly through E. S. Langan, L.P. Mr. Langan is the general partner of E. S. Langan, L.P. This amount also includes options to purchase up to 295,000 shares of common stock that are exercisable within 60 days.

(2) Includes options to purchase up to 35,000 shares of common stock that are exercisable within 60 days.

(3) Includes options to purchase up to 20,000 shares of common stock that are exercisable within 60 days.

(4) Includes 7,275 shares of common stock and options to purchase up to 47,500 shares of common stock that are exercisable within 60 days.

(5) Includes options to purchase up to 30,000 shares of common stock that are exercisable within 60 days.

(6) Includes options to purchase up to 427,500 shares of common stock that are exercisable within 60 days.

(7) Includes 698,467 shares of common stock held directly and 50,000 shares of common stock that would be issuable upon the exercise of warrants at an exercise price of $3.00 per share. This number specifically excludes

220,000 shares of common stock that would be issuable upon conversion of a convertible debenture held by Mr. McElroy. The Debenture provides, absent shareholder approval, that the number of shares of our common stock that may be issued by us or acquired by the Holder upon conversion of the Debenture shall not exceed 19.99% of the total number of issued and outstanding shares of our common stock.

(8) Includes 170,000 shares owned by WMF Investments, Inc. Mr. Friedrichs is a control person of WMF Investments, Inc.

(9) These percentages exclude treasury shares in the calculation of percentage of class.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a policy that our business affairs will be conducted in all respects by standards applicable to publicly held corporations and that we will not enter into any future transactions and/or loans between us and our officers, directors and 5% shareholders unless the terms are no less favorable than could be obtained from independent, third parties and will be approved by a majority of our independent and disinterested directors. In our view, all of the transactions described below meet this standard.

In May 2002, we loaned $100,000 to Eric Langan who is our Chief Executive Officer. The promissory note is unsecured, bears interest at 11% and is amortized over a period of ten years. The note contains a provision that in the event Mr. Langan leaves the Company for any reason, the note immediately becomes due and payable in full. As of August 17, 2005, the balance of the note was $79,164.

On July 22, 2005, we issued a Secured Convertible Debenture to Ralph McElroy, a greater than 10% shareholder of the Company, for the principal sum of $660,000 bearing interest at the rate of 12% per annum, with a maturity date of August 1, 2008. Under the terms of the Debenture, we are required to make monthly interest payments beginning September 1, 2005. We have the right to redeem the Debenture in whole or in part at any time during the term of the Debenture. At the election of the Holder, the Holder has the right to require the Debenture to be repaid in thirty (30) equal monthly installments commencing February 2006. The Holder has the option to convert all or any portion of the principal amount of the Debenture into shares of our common stock at a rate of $3.00 per share, subject to adjustment under certain conditions. The Debenture provides, absent shareholder approval, that the number of shares of our common stock that may be issued by us or acquired by the Holder upon conversion of the Debenture shall not exceed 19.99% of the total number of issued and outstanding shares of our common stock. The Debenture is secured by certain of our assets. Additionally, we issued Mr. McElroy a Warrant to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share until July 22, 2008. The shares of Common Stock underlying the principal amount of the Debenture and the Warrants have piggyback registration rights.

                              SELLING STOCKHOLDERS

The following is a list of the selling stockholders who own or who have a right to acquire the 1,160,000 shares of Common Stock covered by this prospectus. Currently, 530,000 shares of Common Stock are held by certain selling stockholders. Up to 220,000 Shares of Common Stock are issuable upon the conversion of a Secured Convertible Debenture held by one selling stockholder. Up to 360,000 Shares are issuable upon the conversion of a Convertible Note held by one selling stockholder. Up to 50,000 Shares of Common Stock are issuable upon the exercise of Warrants held by one selling stockholder As set forth below and elsewhere in this prospectus, some of these selling stockholders hold, or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates.

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon exercise of the warrant held by the holder that are currently exercisable or exercisable within 60 days after the date of the table are deemed outstanding.

The percent of beneficial ownership for the selling stockholders is based on 4,287,148 shares of common stock outstanding as of August 17, 2005. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within 60 days of August 17, 2005, are considered outstanding and beneficially owned by a selling stockholders who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling stockholders but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of its common stock. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling security holder, to our knowledge as of August 17, 2005. At the time of the acquisition there were no agreements, understandings or arrangements with any other persons, either directly or indirectly, to distribute the securities.

                                                 BEFORE THE                    AFTER THE
                                                  OFFERING                     OFFERING
----------------------------  ---------------  ---------------  ------------  -----------  -------------
                                                    Total
                                                  Number of      Number of                  Percentage
                                                  Shares of      Shares to      Number         to be
                                                   common        be Offered    of Shares   Beneficially
                                 Position,          stock         for the        to be         Owned
                                 Office or      Beneficially     Account of      Owned      after this
                                   Other       Owned Prior to   the Selling   after this     Offering
                                 Material       the Offering    Stockholder    Offering         (3)
Name of Selling Stockholder    Relationship          (1)            (2)           (3)           (4)
----------------------------  ---------------  ---------------  ------------  -----------  -------------

COMMON STOCK
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Ralph McElroy                 >10%
                              shareholder          748,467 (5)      270,000      698,467           17.2%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Jay Teitelbaum                None                    150,000       150,000          -0-            -0-
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Tony Hege                     None                    180,000       180,000          -0-            4.1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Philip Eisenberg              None                 360,000 (6)      360,000          -0-            -0-
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Ahmed Anakar                  Employee              40,900 (7)       15,000       25,900             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
American Dream Media (8)      None                     26,650        10,000       16,650             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
William M. Friedrichs, Jr.    >5%
                              shareholder             400,260        50,000      350,260            9.3%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Steve Wadley                  None                     25,000        25,000          -0-            -0-
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Wade McElroy                  Son of >10%
                              shareholder              52,500        17,500       35,000             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Timothy Winata                Employee             106,000 (9)       25,000       81,000            1.8%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Jante Simomeaux               None                     17,570        10,000        7,570             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Anderson Studebaker           Employee             36,415 (10)        5,000       31,415             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Jackie Markham                None                      5,225         5,000          225             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Wayne Fenlon                  Employee              7,500 (11)        2,500        5,000             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Doris Jane King               Sister of a
                              >10%
                              shareholder               7,000         5,000        2,000             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Robert Axelrod                Outside
                              Counsel              90,000 (12)       20,000       70,000             <1%
----------------------------  ---------------  ---------------  ------------  -----------  -------------
Zachary Axelrod               Son of Outside
                              Counsel                  10,000        10,000          -0-            -0-
----------------------------  ---------------  ---------------  ------------  -----------  -------------

----------------------------  ---------------  ---------------  ------------  -----------  -------------
                                               TOTAL              1,160,000
----------------------------  ---------------  ---------------  ------------  -----------  -------------

(1) Includes shares of common stock for which the selling security holder has the right to acquire beneficial ownership within 60 days.

(2) This table assumes that each selling security holder will sell all shares offered for sale by it under this registration statement. Security holders are not required to sell their shares.

(3) Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.

(4) Based on 4,287,148 shares of Common stock issued and outstanding as of August 17, 2005.

(5) Mr. McElroy is a greater than 10% shareholder of the Company. Mr. McElroy is the beneficial owner of 698,467 shares of Common Stock and 50,000 shares of Common Stock issuable upon the exercise of warrants. This number excludes 220,000 shares of Common Stock (which are being registered herein) issuable upon the conversion of a Secured Convertible Debenture at a rate of $3.00 per share, subject to adjustment under certain conditions. The Debenture provides, however, absent shareholder approval, that the number of shares of our common stock that may be issued by us or acquired by the Mr. McElroy upon conversion of the Debenture shall not exceed 19.99% of the total number of issued and outstanding shares of our common stock.

(6) Consists of 360,000 shares of Common Stock which may be acquired upon conversion of the outstanding principal under a secured convertible note with exercise prices ranging from $4.00 to $7.50 per share with a weighted average price of $5.46 per share.

(7) Includes 25,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(8) John Gray is the individual with investment decision and voting power for this non-natural entity.

(9) Includes up to 75,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(10) Includes 8,915 shares of common stock and up to 27,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(11) Includes up to 5,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(12) Consists of 65,000 shares of common stock and 25,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

                              PLAN OF DISTRIBUTION

     As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Shares owned by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

     - a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     -    exchange distributions and/or secondary distributions;

     -    sales in the over-the-counter market;

     -    underwritten transactions;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     -    privately negotiated transactions.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders, certain representatives of the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act. We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.

In connection with sales of the common stock under this prospectus, upon effectiveness of the registration statement, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

Because selling stockholders may be deemed to be statutory "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We agreed to keep this prospectus effective until the earlier of (i) January 18, 2010, or (ii) the time that all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

                            DESCRIPTION OF SECURITIES
                            -------------------------

GENERAL

The following description of our capital stock is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Texas law.

Our authorized capital stock consists of 16,000,000 shares of which there are 15,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.10 per share.

COMMON STOCK

As of August 17, 2005, there were 4,287,148 shares of common stock outstanding. The rights of all holders of the common stock are identical in all respects. The holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. The current policy of the Board of Directors, however, is to retain earnings, if any, for reinvestment.

Upon liquidation, dissolution or winding up of the Company, the holders of the common stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities.

The holders of the common stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation. Cumulative voting in the election of Directors is not permitted. The outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that are presently outstanding or that may be designated and issued by us in the future.

PREFERRED STOCK

Our Board of Directors, without further action by the shareholders, is authorized to issue up to 1,000,000 shares of preferred stock in one or more series. The Board may, without shareholder approval, determine the dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences. As of the date of this prospectus, our Board has not authorized any series of preferred stock, and there are no agreements or understandings for the issuance of any shares of preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without shareholder approval, our Board could adversely affect the voting power of the holders of our common and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could delay, defer or prevent an attempt to obtain control of our company.

SECURED CONVERTIBLE DEBENTURE

On July 22, 2005, we issued a Secured Convertible Debenture to Ralph McElroy, a greater than 10% shareholder of the Company, for the principal sum of $660,000 bearing interest at the rate of 12% per annum, with a maturity date of August 1, 2008. Under the terms of the Debenture, we are required to make monthly interest payments beginning September 1, 2005. We have the right to redeem the Debenture in whole or in part at any time during the term of the Debenture. At the election of the Holder, the Holder has the right to require the Debenture to be repaid in thirty (30) equal monthly installments commencing February 2006. The Holder has the option to convert all or any portion of the principal amount of the Debenture into shares of our common stock at a rate of $3.00 per share, subject to adjustment under certain conditions. The Debenture provides, absent shareholder approval, that the number of shares of our common stock that may be issued by us or acquired by the Holder upon conversion of the Debenture shall not exceed 19.99% of the total number of issued and outstanding shares of our common stock. The Debenture is secured by certain of our assets. Additionally, we issued Mr. McElroy a Warrant to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share until July 22, 2008. The shares of Common Stock underlying the principal amount of the Debenture and the Warrants have piggyback registration rights.

SECURED CONVERTIBLE NOTE

On January 18, 2005, we entered a Secured Convertible Note with Peregrine Enterprises, Inc. in the amount of $5,125,000 bearing simple interest at the rate of 4.0% per annum. The Note is payable commencing 120 days after Closing as follows: (a) the payment of $58,333.33 per month for twenty-four (24)
consecutive  months;  (b)  the  payment  of  $63,333.33  for  twenty-four  (24)
consecutive months; (c) the payment of $68,333.33 for twelve (12) consecutive months; and (d) a lump sum payment of the remaining balance to be paid on the sixty-first (61st) month. $2,000,000 of the principal amount of the Note is convertible into shares of our restricted common stock at prices ranging from $4.00 to $7.50 per share. The parties also entered a Stock Pledge Agreement and Security Agreement to secure the Note.

OUTSTANDING WARRANTS

In addition to the stock options discussed herein, we have 50,000 warrants outstanding at an exercise price of $3.00 per share (for which the underlying shares have been registered herein).

TRANSFER AGENT

The transfer agent for our Common Stock is American Stock Transfer located at 59 Maiden Lane, New York, New York 10038. Their telephone number is 718-921-8275.


                      INTEREST OF NAMED EXPERTS AND COUNSEL
                      -------------------------------------

Axelrod, Smith & Kirshbaum, P.C., who has prepared this Registration Statement and Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented us in the past on certain legal matters. Mr. Robert D. Axelrod presently owns 65,000 shares of our common stock, and has an option to purchase an additional 25,000 shares of our common stock. His entire relationship with us has been as legal counsel, and there are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant.

                                     EXPERTS
                                     -------

The financial statements of Rick's Cabaret International, Inc. at September 30, 2004 and 2003 included in and made a part of this document have been audited by Whitley Penn, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                             COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
                 ----------------------------------------------

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Texas law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the Company or its stockholders;
     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
     - under the Texas Business Corporation Act for the unlawful payment of dividends; or
     - for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Texas law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov
                                                              ------------------
that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Additional information can also be obtained through our website at www.Ricks.com. We also
                                                          -------------
make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please contact Mr. Eric Langan, our President and Chief Executive Officer, at 10959 Cutten Road, Houston, Texas 77066.

     We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the SEC referred to above.

                       RICK'S CABARET INTERNATIONAL, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED SEPTEMBER 30, 2004 AND 2003



                                TABLE OF CONTENTS



Report of Independent Registered Public Accounting Firm . . . . . . . . .  F-2

Audited Consolidated Financial Statements:

          Consolidated Balance Sheets . . . . . . . . . . . . . . . . . .  F-3

          Consolidated Statements of Income . . . . . . . . . . . . . . .  F-4

          Consolidated Statements of Changes in Stockholders' Equity. . .  F-5

          Consolidated Statements of Cash Flows . . . . . . . . . . . . .  F-6

          Notes to Consolidated Financial Statements. . . . . . . . . . .  F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Rick's Cabaret International, Inc.


We have audited the accompanying consolidated balance sheets of Rick's Cabaret International, Inc., a Texas Corporation, and subsidiaries, as of September 30, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rick's Cabaret International, Inc. and subsidiaries as of September 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Whitley Penn
Dallas, Texas
November 19, 2004

                             RICK'S CABARET INTERNATIONAL, INC.

                                CONSOLIDATED BALANCE SHEETS


                                                                         SEPTEMBER 30,
                                                                     2004          2003
                                                                 ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents                                      $   278,185   $   604,865
  Accounts receivable:
    Trade                                                             72,909        45,319
    Other                                                            203,343       213,886
  Marketable securities                                              122,350       135,000
  Inventories                                                        261,486       230,451
  Prepaid expenses and other current assets                        1,010,416        83,647
                                                                 ------------  ------------
Total current assets                                               1,948,689     1,313,168

Property and equipment, net                                        8,833,018     8,777,057

Other assets:
  Goodwill, net                                                    1,982,848     1,962,848
  Other                                                              435,204       202,439
                                                                 ------------  ------------
Total other assets                                                 2,418,052     2,165,287
                                                                 ------------  ------------

Total assets                                                     $13,199,759   $12,255,512
                                                                 ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                               $   317,278   $   189,208
  Accrued liabilities                                                650,348       622,216
  Current portion of long-term debt                                  516,845       449,439
                                                                 ------------  ------------
Total current liabilities                                          1,484,471     1,260,863

Deferred gain on sale of a subsidiary                                163,739             -
Long-term debt                                                     3,364,765     3,576,896
                                                                 ------------  ------------

Total liabilities                                                  5,012,975     4,837,759

Commitments and contingencies                                              -             -

Minority interests                                                    40,808        36,032

Stockholders' equity:
  Preferred stock, $.10 par, 1,000,000 shares
    authorized, none outstanding                                           -             -
  Common stock, $.01 par, 15,000,000 shares
    authorized, 4,608,678 shares issued                               46,087        46,087
  Additional paid-in capital                                      11,273,149    11,273,149
  Accumulated other comprehensive income                             109,002       120,000
  Accumulated deficit                                             (1,988,482)   (2,763,735)
                                                                 ------------  ------------
                                                                   9,439,756     8,675,501
  Less 908,530 shares of common stock held in treasury, at cost    1,293,780     1,293,780
                                                                 ------------  ------------
Total stockholders' equity                                         8,145,976     7,381,721
                                                                 ------------  ------------

Total liabilities and stockholders' equity                       $13,199,759   $12,255,512
                                                                 ============  ============


See accompanying notes to consolidated financial statements.

                         RICK'S CABARET INTERNATIONAL, INC.

                          CONSOLIDATED STATEMENTS OF INCOME


                                                          YEAR ENDED SEPTEMBER 30,
                                                           2004            2003
                                                      --------------  --------------
Revenues:
  Sales of alcoholic beverages                        $   6,839,948   $   6,671,498
  Sales of food and merchandise                           1,712,225       1,661,358
  Service revenues                                        6,290,698       5,333,889
  Internet revenues                                         796,353       1,053,188
  Other                                                     320,460         339,636
                                                      --------------  --------------
                                                         15,959,684      15,059,569

Operating expenses:
  Cost of goods sold                                      1,983,207       2,194,940
  Salaries and wages                                      5,491,401       5,393,708
  Other general and administrative:
    Taxes and permits                                     2,215,377       2,074,067
    Charge card fees                                        267,609         254,953
    Rent                                                    536,067         336,592
    Legal and professional                                  554,155         714,250
    Advertising and marketing                               861,280         817,328
    Depreciation                                            544,137         531,561
    Other                                                 2,440,882       2,384,223
                                                      --------------  --------------
                                                         14,894,115      14,701,622
                                                      --------------  --------------

Income from operations                                    1,065,569         357,947

Other income (expense):
  Interest income                                            28,898          16,875
  Interest expense                                         (344,438)       (384,221)
  Gain on sale or disposition of assets                           -         345,820
  Other                                                      30,000          67,515
                                                      --------------  --------------

Income before minority interests                            780,029         403,936

Minority interests                                           (4,776)         34,358
                                                      --------------  --------------

Net income                                            $     775,253   $     438,294
                                                      ==============  ==============

Basic and diluted earnings per share                  $        0.21   $        0.12
                                                      ==============  ==============

Weighted average number of common shares outstanding      3,700,148       3,729,167
                                                      ==============  ==============


See accompanying notes to consolidated financial statements.


                                           RICK'S CABARET INTERNATIONAL, INC.

                               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        YEARS ENDED SEPTEMBER 30, 2004 AND 2003


                                                COMMON STOCK                    ACCUMULATED                   TREASURY STOCK
                                             ------------------  ADDITIONAL        OTHER                      --------------
                                              NUMBER               PAID-IN     COMPREHENSIVE    ACCUMULATED       NUMBER
                                             OF SHARES  AMOUNT     CAPITAL        INCOME          DEFICIT        OF SHARES
                                             ---------  -------  -----------  ---------------  -------------  --------------
Balance at September 30, 2002                4,608,678  $46,087  $11,273,149  $            -   $ (3,202,029)         851,030

    Net income                                       -        -            -               -        438,294                -
    Change in available-for-sale securities          -        -            -         120,000              -                -

    Comprehensive income

    Purchases of treasury stock                      -        -            -               -              -           57,500
                                             ---------  -------  -----------  ---------------  -------------  ---------------

Balance at September 30, 2003                4,608,678   46,087   11,273,149         120,000     (2,763,735)         908,530

    Net income                                       -        -            -               -        775,253                -
    Reclassification from unrealized to
       realized gain                                 -        -            -         (13,222)             -                -
    Change in available-for-sale securities          -        -            -           2,224              -                -

    Comprehensive income
                                             ---------  -------  -----------  ---------------  -------------  --------------

Balance at September 30, 2004                4,608,678  $46,087  $11,273,149  $      109,002   $ (1,988,482)         908,530
                                             =========  =======  ===========  ===============  =============  ==============



                                             TREASURY STOCK
                                             --------------       TOTAL
                                                              STOCKHOLDERS'
                                                 AMOUNT          EQUITY
                                             --------------  ---------------
Balance at September 30, 2002                $  (1,175,131)  $    6,942,076

    Net income                                           -          438,294
    Change in available-for-sale securities              -          120,000
                                                             ---------------
    Comprehensive income                                            558,294
                                                             ---------------
    Purchases of treasury stock                   (118,649)        (118,649)
                                             --------------  ---------------

Balance at September 30, 2003                   (1,293,780)       7,381,721

    Net income                                           -          775,253
    Reclassification from unrealized to
       realized gain                                     -          (13,222)
    Change in available-for-sale securities              -            2,224
                                                             ---------------
    Comprehensive income                                            764,255
                                             --------------  ---------------

Balance at September 30, 2004                  $(1,293,780)  $    8,145,976
                                             ==============  ===============


See accompanying notes to consolidated financial statements.

                             RICK'S CABARET INTERNATIONAL, INC.

                            CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED SEPTEMBER 30,
                                                                   2004            2003
                                                              --------------  --------------
OPERATING ACTIVITIES
  Net income                                                  $     775,253   $     438,294
  Adjustments to reconcile net income to
      net cash provided by operating activities:
      Depreciation                                                  544,137         531,561
      Minority interests                                              4,776         (34,358)
      Gain on sale of subsidiary                                          -        (342,251)
      Gain on sales of marketable securities                        (19,807)              -
      Gain on sales or disposition of property and equipment              -          (3,569)
      Changes in operating assets and liabilities:
        Accounts receivable                                         (18,307)         37,432
        Inventories                                                 (42,942)        (19,649)
        Prepaid expenses and other current assets                  (931,907)        (24,831)
        Accounts payable and accrued liabilities                    186,738           3,697
                                                              --------------  --------------
Net cash provided by operating activities                           497,941         586,326

INVESTING ACTIVITIES
  Acquisitions                                                     (265,000)       (150,000)
  Proceeds from sale of subsidiary                                    6,811         180,000
  Proceeds from sales of marketable securities                       21,459               -
  Purchases of property and equipment                              (423,964)       (162,220)
  Proceeds from sales of property and equipment                      12,033          47,718
                                                              --------------  --------------
Net cash used in investing activities                              (648,661)        (84,502)

FINANCING ACTIVITIES
  Purchases of treasury stock                                             -        (118,649)
  Proceeds from long-term debt                                      300,000               -
  Payments on long-term debt                                       (475,960)       (511,676)
                                                              --------------  --------------
Net cash used in financing activities                              (175,960)       (630,325)
                                                              --------------  --------------

Net decrease in cash and cash equivalents                          (326,680)       (128,501)
Cash and cash equivalents at beginning of year                      604,865         733,366
                                                              --------------  --------------

Cash and cash equivalents at end of year                      $     278,185   $     604,865
                                                              ==============  ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for interest                      $     351,791   $     374,270
                                                              ==============  ==============

NON-CASH TRANSACTIONS
     During the year ended September 30, 2003, the Company transferred a Company vehicle and the related note to an individual. The remaining note payable was $69,342 which approximated the fair value of the vehicle on the date of transfer.

     During the year ended September 30, 2004, the Company financed the purchase of a vehicle with a note payable in the amount of $31,235.

     During the year ended September 30, 2004, the Company divested of a business, see Note K. As a result of the divestiture, the Company received a note receivable in the amount of $235,000, recorded a deferred gain of $163,739, and removed $78,072 of net assets from its books.

See accompanying notes to consolidated financial statements.

                       RICK'S CABARET INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           SEPTEMBER 30, 2004 AND 2003


A.  NATURE OF BUSINESS

Rick's Cabaret International, Inc. (the "Company") is a Texas corporation incorporated in 1994. The Company currently owns and operates nightclubs that offer live adult entertainment, restaurant, and bar operations. These nightclubs are located in Houston, Austin and San Antonio, Texas, as well as Minneapolis, Minnesota. The Company also owns and operates several adult entertainment Internet websites. The Company's corporate offices are located in Houston, Texas.


B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

BASIS OF ACCOUNTING

The accounts are maintained and the consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

PRINCIPLES  OF  CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 2004 and 2003, the Company had no such investments. The Company maintains deposits primarily in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation ("FDIC"). At September 30, 2003, the uninsured portion of these deposits approximated $95,000. There were no uninsured deposits at September 30, 2004.
The Company has not incurred any losses related to its cash on deposit with financial institutions.

                       RICK'S CABARET INTERNATIONAL, INC.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

ACCOUNTS AND NOTES RECEIVABLE

Accounts receivable trade is comprised of credit card charges, which are generally converted to cash in two to five days after a purchase is made. The Company's accounts receivable other is comprised of employee advances and other miscellaneous receivables. Notes receivable are included in other assets in the accompanying consolidated balance sheets. The Company recognizes allowances for doubtful accounts or notes when, based on management judgment, circumstances indicate that accounts or notes receivable will not be collected. There is no allowance for doubtful accounts or notes receivable as of September 30, 2004 and 2003.

MARKETABLE SECURITIES

Marketable securities at September 30, 2004 and 2003 consist of common stock. Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires certain investments be recorded at fair value or amortized cost. The appropriate classification of the investments in marketable equity is determined at the time of purchase and re-evaluated at each balance sheet date. As of September 30, 2004 and 2003, the Company's marketable securities were classified as available-for-sale, which are carried at fair value, with unrealized gains and losses reported as other comprehensive income within the stockholders' equity section of the accompanying consolidated balance sheets. The cost of marketable equity securities sold is determined on a specific identification basis. The fair value of marketable equity securities is based on quoted market prices. The Company had realized gains of approximately $20,000 related to marketable securities for the year ended September 30, 2004. Marketable securities held at September 30, 2004 and 2003 have a cost basis of approximately $13,000 and $15,000, respectively.

INVENTORIES

Inventories include alcoholic beverages, food, and Company merchandise. Inventories are carried at the lower of cost, average cost, which approximates actual cost determined on a first-in, first-out ("FIFO") basis, or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets for financial reporting purposes. Buildings have estimated useful lives ranging from 31 to 40 years. Furniture, equipment and leasehold improvements have estimated useful lives between five and seven years. Expenditures for major renewals and betterments that extend the useful lives are capitalized. Expenditures for normal maintenance and repairs are expensed as incurred. The cost of assets sold or abandoned and the related accumulated depreciation are eliminated from the accounts and any gains or losses are charged or credited in the accompanying statement of income of the respective period.

                       RICK'S CABARET INTERNATIONAL, INC.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

GOODWILL

In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangibles Assets, which addresses the accounting for goodwill and other intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized, but reviewed on an annual basis for impairment. The Company adopted SFAS effective October 1, 2001. The Company's annual evaluation was performed as of September 30, 2004. No impairment losses were identified as a result of this evaluation.

REVENUE RECOGNITION

The Company recognizes revenue from the sale of alcoholic beverages, food and merchandise and services at the point-of-sale upon receipt of cash, check, or credit card charge. This includes daily and annual VIP memberships.

Under Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, membership revenue should be deferred and recognized over the estimated membership usage period. Management estimates that the weighted average useful lives for memberships are 12 and 24 months for annual and lifetime memberships, respectively. The Company does not track membership usage by type of membership, however it believes these lives are appropriate and conservative, based on management's knowledge of its client base and membership usage at the clubs. The Company began deferring such revenue in the quarter ended March 31, 2004, and this amount is recorded in accrued liabilities.

If the Company had deferred membership revenue and recognized it based on the lives above prior to January 1, 2004, the impact on revenue and net income recognized would have been an increase of approximately $47,000 and a decrease of approximately $19,000 for the years ended September 30, 2004 and 2003, respectively. This would have also resulted in an increase in the deferred revenue balance of approximately $12,000 and $59,000 as of September 30, 2004 and 2003, respectively. Management does not believe the impact of this difference in accounting treatment is material to the Company's annual and quarterly financial statements.

The Company recognizes Internet revenue from monthly subscriptions to its online entertainment sites when notification of a new subscription is received from the third party hosting company or from the credit card company, usually two to three days after the transaction has occurred. The Company recognizes Internet auction revenue when payment is received from the credit card as revenues are not deemed estimable nor collection deemed probable prior to that point.

ADVERTISING AND MARKETING

Advertising and marketing expenses are primarily composed of costs related to public advertisements and giveaways, which are used for promotional purposes. Advertising and marketing expenses are expensed as incurred and are included in operating expenses in the accompanying consolidated statements of income.

                       RICK'S CABARET INTERNATIONAL, INC.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

INCOME  TAXES

Deferred income taxes are determined using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

COMPREHENSIVE INCOME

The Company reports comprehensive income in accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income consists of net income and gains (losses) on available-for-sale marketable securities and is presented in the consolidated statements of changes in stockholders' equity.

EARNINGS PER COMMON SHARE

The Company computes earnings per share in accordance with SFAS No. 128, Earnings Per Share. SFAS No. 128 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company. The impact of dilutive stock options does not change earnings per share, therefore basic and diluted earnings per share are the same.

Stock options of approximately 733,000 and 498,000 for the years ended September 30, 2004 and 2003, respectively, have been excluded from earnings per share due to the stock options being anti-dilutive.

FAIR VALUE OF FINANCIAL INSTRUMENTS

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this statement and includes this additional information in the notes to consolidated financial statements when the fair value is different than the carrying value of these financial instruments. The estimated fair value of accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the relatively short maturity of these instruments. The carrying value of short and long-term debt also approximates fair value since these instruments bear market rates of interest. None of these instruments are held for trading purposes.

                       RICK'S CABARET INTERNATIONAL, INC.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

STOCK OPTIONS

At September 30, 2004, the Company has stock options outstanding, which are described more fully in Note F. The Company accounts for its stock options under the recognition and measurement principles of Accounting Principles Board
("APB")  Opinion  No.  25, Accounting for Stock Issued to Employees, and related
Interpretations. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

The following presents pro forma net income and per share data as if a fair value accounting method had been used to account for stock-based compensation:

                                                 YEAR ENDED SEPTEMBER 30,
                                                   2004            2003
                                              --------------  --------------

Net income, as reported                       $     775,253   $     438,294
Less total stock-based employee compensation
  expense determined under the fair value
  based method for all awards                      (216,616)        (98,882)
                                              --------------  --------------
Pro forma net income                          $     558,637   $     339,412
                                              ==============  ==============

Earnings per share:
  Basic and diluted  - as reported            $        0.21   $        0.12
                                              ==============  ==============

  Basic and diluted  - pro forma              $        0.15   $        0.09
                                              ==============  ==============

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In December 2003, the Financial Accounting Standards Board ("FASB") issued interpretation 46R ("FIN 46R"), a revision to interpretation 46 ("FIN 46"), Consolidation of Variable Interest Entities. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provision of FIN 46 until the effective date of FIN 46R or elect early adoption of FIN 46R. The adoption of FIN 46 and FIN 46R did not have a material impact on the Company's consolidated financial statements.

In March 2004, the FASB ratified the recognition and measurement guidance and certain disclosure requirements for impaired securities as described in Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The Company does not believe the adoption of the recognition and

                       RICK'S CABARET INTERNATIONAL, INC.

B.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

measurement guidance in EITF Issue 03-1 will have a material impact on the Company's consolidated financial statements.


C.  PROPERTY AND EQUIPMENT

Property  and  equipment  consisted  of  the  following:

                                     SEPTEMBER 30,
                                  2004         2003
                               -----------  -----------

Buildings and land             $ 9,002,412  $ 8,970,743
Leasehold improvements             581,532      311,411
Furniture                          598,924      595,743
Equipment                        1,448,305    1,322,624
                               -----------  -----------
Total property and equipment    11,631,173   11,200,521
Less accumulated depreciation    2,798,155    2,423,464
                               -----------  -----------

Property and equipment, net    $ 8,833,018  $ 8,777,057
                               ===========  ===========

D.  LONG-TERM DEBT

Long-term  debt  consisted  of  the  following:

                                              SEPTEMBER 30,
                                            2004        2003
                                         ----------  ----------
Note payable at prime (as
  determined by the Wall Street
  Journal) plus 1%, matures
  December 2004                       *  $  296,163  $  331,364
Notes payable at 9%, matures
  February 2018                       *   2,120,680   2,198,734
Notes payable at 12%, matures
  March 2026                          *     142,263     143,559
Note payable at 9%, matures
  March 2006                          *     293,224     296,795
Note payable at 10%, matures
  August 2010, unsecured                    188,051     210,260
Note payable with imputed interest
  at 7%, matures January 2006,
  unsecured                                 415,255     602,739
Note payable at 11%, matures
  February 2007                       *     367,072     186,843
Note payable at 7%, matures
  December 2004                       *      27,667      56,041
Note payable at 8.99%, matures
  October 2007, collateralized by
  a vehicle                                  31,235           -
                                         ----------  ----------
Total debt                                3,881,610   4,026,335
Less current portion                        516,845     449,439
                                         ----------  ----------

Total long-term debt                     $3,364,765  $3,576,896
                                         ==========  ==========

* Collateralized by real estate

Future  maturities  of  long-term  debt  consist  of  the  following:

2005                                $  516,845
2006                                   842,997
2007                                   275,432
2008                                   191,210
2009                                   207,322
Thereafter                           1,847,804
                                    ----------

Total maturities of long-term debt  $3,881,610
                                    ==========

                       RICK'S CABARET INTERNATIONAL, INC.

E.  INCOME TAXES

Income tax expense for the years presented differs from the "expected" federal income tax expense computed by applying the U.S. federal statutory rate of 34% to earnings before income taxes for the years ended September 30, as a result of the following:

                                  2004        2003
                               ----------  ----------
Computed expected tax expense  $ 263,586   $ 149,020
State income taxes                23,257           -
Deferred tax asset valuation
  allowance                     (286,843)   (149,020)
                               ----------  ----------

Total income tax expense       $       -   $       -
                               ==========  ==========

The significant components of the Company's deferred tax assets and liabilities at September 30, are as follows:


                                       2004        2003
                                    ----------  ----------
Deferred tax assets (liabilities):
  Goodwill                          $ 295,712   $ 501,606
  Property and equipment               96,339      51,179
  Net operating losses                153,636     223,097
  Unrealized gain on marketable
      securities                      (40,331)    (40,800)
  Other                                16,646           -
  Valuation allowance                (522,002)   (735,082)
                                    ----------  ----------

                                    $       -   $       -
                                    ==========  ==========

The Company has established a valuation allowance to fully reserve the deferred tax assets at September 30, 2004 and 2003 due to the uncertainty of the timing and amounts of future taxable income. At September 30, 2004, the Company had net oerating loss carryforwards of approximately $415,000, which expire in 2011 through 2018.


F.  STOCK OPTIONS

In 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") for employees and directors. In August 1999 the Company adopted the 1999 Stock Option Plan (the "1999 Plan") (collectively, "the Plans"). The options granted under the Plans may be either incentive stock options, or non-qualified options. The Plans are administered by the Board of Directors or by a compensation committee of the Board of Directors. The Board of Directors has the exclusive power to select individuals to receive grants, to establish the terms of the options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least

                       RICK'S CABARET INTERNATIONAL, INC.

F.  STOCK OPTIONS - CONTINUED

85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the Plans.

Following  is  a  summary  of  options  for  the  years  ended  September  30:

                                               WEIGHTED                WEIGHTED
                                                AVERAGE                 AVERAGE
                                               EXERCISE                EXERCISE
                                     2004        PRICE       2003        PRICE
                                  ----------------------------------------------
Outstanding at beginning of year     498,000   $    2.35     643,500   $    2.40
Granted                              575,000        2.46      40,000        1.40
Expired                             (165,000)       2.29    (185,500)       2.33
Exercised                                  -           -           -           -
                                  -----------             -----------
Outstanding at end of year           908,000        2.42     498,000        2.35
                                  ===========             ===========
Exercisable at end of year           408,000   $    2.32     458,000   $    2.41
                                  ===========             ===========
Weighted-average remaining
  contractual life                3.12 years              1.58 years
                                  ===========             ===========

As of September 30, 2004, the range of exercise prices for outstanding options was $1.40 - $2.56.

The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock Based Compensation, requires the use of option valuation models that were not developed for use in valuing employee stock options. See footnote B for related disclosures.

Under APB No. 25, no compensation expense is recorded when the exercise price of the Company's employee stock option equals the fair value of the underlying stock on the date of grant. Compensation equal to the intrinsic value of employee stock options is recorded when the exercise price of the stock option is less than the fair value of the underlying stock on the date of grant. Any resulting compensation is amortized to expense over the remaining vesting periods of the options on a straight-line basis. For the years ended September 30, 2004 and 2003, no amounts were recorded to compensation expense related to stock options issued to employees.

Information regarding pro forma net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option-pricing model using the following weighted average assumptions:

                       RICK'S CABARET INTERNATIONAL, INC.

F.  STOCK OPTIONS - CONTINUED

                            2004        2003
                         ----------------------

Volatility                     137%        165%
Expected lives           3.3 years   3.0 years
Expected dividend yield          -           -
Risk free rates               3.45%       3.00%

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


G.  COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases certain equipment and facilities under operating leases, of which rent expense was $536,000 and $301,000 for the years ended September 30, 2004 and 2003, respectively.

Future minimum annual lease obligations as of September 30, 2004 approximate the following:

2005                                    $  378,000
2006                                       405,000
2007                                       419,000
2008                                       330,000
2009                                       247,000
Thereafter                                 126,000
                                        ----------

Total future minimum lease obligations  $1,905,000
                                        ==========


H.  SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company is engaged in adult night clubs and adult entertainment websites ("Internet"). The Company has identified such segments

                       RICK'S CABARET INTERNATIONAL, INC.

H.  SEGMENT INFORMATION -CONTINUED

based on management responsibility and the nature of the Company's products, services and costs. There are no major distinctions in geographical areas served as all operations are in the United States. The Company measures segment profit (loss) as income (loss) from operations. Total assets are those assets controlled by each reportable segment.

The following table sets forth certain information about each segment's financial information for the year ended September 30:

                                            2004          2003
                                        ------------  ------------

Business segment sales:
          Night clubs                   $15,163,331   $14,006,381
          Internet                          796,353     1,053,188
                                        ------------  ------------

                                        $15,959,684   $15,059,569
                                        ============  ============

Business segment operating income:
          Night clubs                   $ 2,542,482   $ 1,934,150
          Internet                           88,958        36,421
          General corporate              (1,565,871)   (1,612,624)
                                        ------------  ------------

                                        $ 1,065,569   $   357,947
                                        ============  ============

Business segment capital expenditures:
   Night clubs                          $   659,073   $   110,198
   Internet                                   5,580        35,310
   General corporate                         35,546        16,712
                                        ------------  ------------

                                        $   700,199   $   162,220
                                        ============  ============

Business segment depreciation:
          Night clubs                   $   385,425   $   420,312
          Internet                           43,308        40,960
          General corporate                 115,404        70,289
                                        ------------  ------------

                                        $   544,137   $   531,561
                                        ============  ============

Business segment assets:
          Night clubs                   $ 6,640,888   $ 6,719,389
          Internet                          108,595       169,444
          General corporate               6,450,276     5,366,679
                                        ------------  ------------

                                        $13,199,759   $12,255,512
                                        ==========================

                       RICK'S CABARET INTERNATIONAL, INC.

I.  RELATED PARTY TRANSACTIONS

In May 2002, the Company loaned $100,000 to Eric Langan, Chief Executive Officer of the Company. The note is unsecured, bears interest at 11% and is amortized over a period of ten years. The note contains a provision that in the event Mr. Langan leaves the Company for any reason, the note immediately becomes due and payable in full. The balance of the note was approximately $86,000 and $93,000 at September 30, 2004 and 2003, respectively, and is included in other assets in the accompanying consolidated balance sheets.


J.  EMPLOYEE RETIREMENT PLAN

The Company sponsors a Simple IRA plan (the "Plan"), which covers all of the Company's corporate employees. The Plan allows the corporate employees to contribute up to the maximum amount allowed by law, with the Company making a matching contribution of 3% of the employee's salary. Expenses related to matching contributions to the Plan approximated $23,000 and $24,000 for the years ended September 30, 2004 and 2003, respectively.


K.  ACQUISITIONS AND DISPOSITIONS

On February 19, 2003, the Company acquired 51% control of the Wild Horse Cabaret adult nightclub near Hobby Airport, Houston, Texas and will operate it as part of the Company's popular XTC Cabaret group. The purchase price was $150,000 of which approximately $70,000 was allocated to property and equipment and $80,000 was allocated to goodwill.

In April 2003, the Company organized RCI Ventures Inc. ("RCI Ventures") to acquire from an unrelated party Nocturnal Concepts, Inc. ("Nocturnal"), which operates as an addition to the Company's XTC Cabaret group. The Company transferred its ownership of Tantric Enterprises, Inc. ("Tantric") to RCI Ventures and as a result of these transactions the Company obtained a 51% interest in RCI Ventures. RCI Ventures is comprised solely of Tantric and Nocturnal. The other 49% owner is an unrelated individual who previously owned 100% of Nocturnal. The unrelated individual brings significant club experience to RCI Ventures.

The transaction was accounted for as an exchange of non-monetary assets under APB No. 29, Accounting for Non-monetary Transactions. The exchange was not the culmination of an earnings process, but instead was an agreement under which the two stockholders share profits from the newly formed RCI Ventures on a prospective basis based on respective equity ownership. As a result, no step up in basis was recorded at the acquisition date, and the Company recognized no gain or loss.

On June 12, 2003, the Company entered into an Asset Purchase Agreement with Taurus Entertainment Companies, Inc. ("Taurus"), whereby the Company acquired all the assets and liabilities of Taurus in exchange for 3,752,008 shares of Taurus of the 4,002,008 that the Company owned plus $20,000 in cash from Bluestar Physical Therapy, Inc. ("Bluestar"), the acquirer of the Taurus public shell. As the Company is publicly traded it was determined that the Company had no future use for the Taurus public shell and the Company wanted to eliminate the

                       RICK'S CABARET INTERNATIONAL, INC.

K.  ACQUISITIONS AND DISPOSITIONS - CONTINUED

related costs associated with owning a separate public entity. The Company negotiated to retain 250,000 shares of Taurus to participate in the potential future gains from an investment in Taurus.

The Company also executed an Indemnification and Transaction Fee Agreement (the "Agreement") totaling $340,000 for which the Company received $270,000, payable $140,000 at closing, with $60,000 due on July 15, 2003, and $70,000 due on
August 15, 2003. The remaining outstanding balance of $70,000 is due in the near term. Management has assessed the collectibility of the outstanding balance and believes it is fully collectible as it is collateralized by three million shares of Taurus stock held in escrow.

In accordance with the Agreement, the Company is to indemnify Taurus for liabilities assumed by the Company, which were included in the closing balance sheet, and liabilities that exist or may arise in the future related to Taurus prior to or as of the closing date of the transaction. An additional significant consideration of this agreement was to compensate the Company for the time and effort expended to assist in the consummation of this transaction. The indemnification was requested by Bluestar, as Bluestar did not have experience with the Company's adult entertainment industry and therefore did not believe they had a basis to determine what, if any, obligations could exist. The operations of Bluestar are focused in the medical industry. The

Company previously consolidated Taurus' financial position, in accordance with the consolidation method of accounting, as the Company owned greater than 50% of Taurus' shares prior to consummating this transaction, which resulted in the Company properly including all of Taurus' related liabilities in its consolidated financial statements. As of the date of the transaction, the Company determined that it was not probable that there would be any claims to indemnify in the future. No claims have arisen subsequent to the completion of the transaction. The gain on the sale of the transaction included $270,000 from the Agreement, and the Company has recognized a $342,000 gain in total related to this transaction for the year ended September 30, 2003.

On March 3, 2004, the Company acquired the assets and business of a 7,000 square foot gentlemen's club in North Houston and it became the Company's fifth XTC Cabaret. As a part of the transaction, the Company entered into a new five-year lease with an option for five additional years. The results of operations of this new venue are included in the accompanying consolidated financial statements from the date of acquisition. The $265,000 all-cash purchase transaction generated goodwill of $20,000. Proforma results of operations have not been provided, as the amounts were not deemed material to the consolidated financial statements.

On September 30, 2004, the Company entered into a Stock Purchase Agreement with an unrelated third party, whereby the Company sold all of its 510 shares of common stock of RCI Ventures, Inc. for $15,000 cash and a $235,000 note receivable bearing interest at a rate of 6% over a five year period. As a part of the transaction, Trumps, a wholly-owned subsidiary of the Company, and Tantric, a wholly-owned subsidiary of RCI Ventures entered into a five year lease agreement for the property located at 5718 Fairdale, Houston, Texas. The Company has

                       RICK'S CABARET INTERNATIONAL, INC.

K.  ACQUISITIONS AND DISPOSITIONS - CONTINUED

recorded a $163,739 deferred gain related to this transaction for the year ended September 30, 2004. The gain will be recognized upon collection of the note receivable.


N.  SUBSEQUENT EVENTS (UNAUDITED)

OFFICE  BUILDING

On August 12, 2004, the Company entered into a purchase commitment to buy a 9,000 square foot office building for $512,739, payable with $86,279 cash at closing and the remainder with a fifteen year promissory note bearing interest at 7%. The Company closed this transaction in mid December 2004.

ACQUISITION  OF  NEW  YORK  CLUB

On September 15, 2004, the Company's wholly-owned subsidiary, RCI Entertainment New York, Inc., a New York corporation ("RCI New York"), entered into a definitive Stock Purchase Agreement (the "Stock Purchase Agreement") with
Peregrine Enterprises, Inc., a New York corporation ("Peregrine") and its shareholders, pursuant to which RCI New York agreed to purchase all of the shares of common stock of Peregrine. Peregrine owns and operates an adult entertainment cabaret located in midtown Manhattan. The cabaret club is located near the Empire State Building and Madison Square Garden, and is less than 10 blocks from Times Square. The Stock Purchase Agreement provides for closing the transaction on or before December 1, 2004, subject to satisfaction of certain conditions, including obtaining adequate financing, the transfer of all existing licenses and permits to RCI New York, obtaining consent of the Landlord, execution of a Non-Disturbance Agreement, and other conditions consistent with transactions of this type. The closing has been extended to January 15, 2005.

Under the terms of the Stock Purchase Agreement, the purchase price of the transaction is $7,625,000, payable $2,500,000 in cash at closing and $5,125,000 payable in a promissory note bearing simple interest at the rate of 4.0% per annum (the "Promissory Note"). The Promissory Note is payable commencing 120 days after Closing as follows: (a) the payment of $58,333.33 per month for twenty-four (24) consecutive months; (b) the payment of $63,333.33 for twenty-four (24) consecutive months; (c) the payment of $68,333.33 for twelve
(12) consecutive months; and (d) a lump sum payment of the remaining balance to be paid on the sixty-first (61st) month. $2,000,000 of the principal amount of the Promissory Note is convertible into shares of restricted common stock at prices ranging from $4.00 to $7.50 per share. The parties will also enter a Stock Pledge Agreement and Security Agreement to secure the Promissory Note.

Upon closing of the transaction, the owners of Peregrine will enter a five-year covenant not to compete with Peregrine, RCI New York or the Company. The Company intends to rename the cabaret club as "Rick's Cabaret" which will occupy 10,000 square feet on three levels, with an additional 4,000 square feet available for office space.

                       RICK'S CABARET INTERNATIONAL, INC.

N.  SUBSEQUENT EVENTS (UNAUDITED) - CONTINUED

The terms and conditions of the Stock Purchase Agreement were the result of extensive arm's length negotiations between the parties.

The Company has secured the financing for the retirement, acquisition and renovation of certain properties in three separate promissory notes pledging various real properties as collateral. The notes obtained are as follows:

     On November 15, 2004, the Company borrowed $590,000 at annual interest rate of 10% over a 10 year term. The monthly payment of principal and interest is $5,694.

     On November 17, 2004, the Company borrowed $1,042,000 at 10% annual interest rate over a 10 year term. The monthly payment of principal and interest is $10,056.

     On November 30, 2004, the Company borrowed $900,000 at 11% annual interest rate over a 10 year term. The monthly payment of principal and interest is $9,290.

Consolidated Financial Statements

   Consolidated Balance Sheets as of June 30, 2005 (unaudited)
   and September 30, 2004 (audited) . . . . . . . . . . . . . . . . . . . F22-23

   Consolidated Statements of Operations for the three months and nine months ended June 30, 2005 and 2004 (unaudited) . . . . . . . . . .  F24

   Consolidated Statements of Cash Flows for the nine months
   ended June 30, 2005 and 2004 (unaudited) . . . . . . . . . . . . . . . .  F25

   Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .F26

               RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                      ASSETS
                                      ------

                                                      06/30/05           9/30/04
                                                   (UNAUDITED)         (AUDITED)
CURRENT ASSETS
  Cash and cash equivalents                   $       477,729   $       275,243
  Accounts receivable
    Trade                                              89,625            72,909
    Other, net                                        166,016           204,093
  Marketable securities                                31,143           122,350
  Inventories                                         227,407           232,746
  Prepaid expenses and other current assets           315,231           976,577
  Net assets of discontinued operations                   ---            27,674
                                              ----------------  ----------------
    Total current assets                            1,307,151         1,911,592
                                              ----------------  ----------------

PROPERTY AND EQUIPMENT
  Buildings, land and leasehold improvements       12,534,604         9,394,619
  Furniture and equipment                           2,342,859         1,946,583
                                              ----------------  ----------------
                                                   14,877,463        11,341,202

Accumulated depreciation                           (3,046,133)       (2,659,762)
                                              ----------------  ----------------
    Total property and equipment, net              11,831,330         8,681,440
                                              ----------------  ----------------

OTHER ASSETS
  Goodwill, net                                     2,326,031         1,898,926
  Other intangible assets, net                      7,831,597               ---
  Other                                               491,934           432,658
                                              ----------------  ----------------
    Total other assets                             10,649,562         2,331,584
                                              ----------------  ----------------
    Total assets                              $    23,788,043   $    12,924,616
                                              ================  ================

          See accompanying notes to consolidated financial statements.

                 RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS

                        LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                06/30/05            9/30/04
                                                             (UNAUDITED)          (AUDITED)

CURRENT LIABILITIES
  Accounts payable - trade                               $       403,740   $       291,650
  Accrued liabilities                                          1,057,094           588,883
  Current portion of long-term debt                            1,041,826           492,310
                                                         ----------------  ----------------
    Total current liabilities                                  2,502,660         1,372,843

Deferred gain on sale of subsidiary                              163,739           163,739
Long-term debt less current portion                           11,798,023         3,201,250
                                                         ----------------  ----------------
    Total liabilities                                         14,464,422         4,737,832
                                                         ----------------  ----------------

COMMITMENTS AND CONTINGENCIES                                        ---               ---

MINORITY INTERESTS                                                47,169            40,808

STOCKHOLDERS' EQUITY
  Preferred stock, $.10 par, 1,000,000 shares
    authorized; none outstanding                                     ---               ---
  Common stock, $.01 par, 15,000,000 shares
    authorized; 4,995,678 and 4,608,678 shares issued             49,957            46,087
  Additional paid-in capital                                  12,446,049        11,273,149
  Accumulated other comprehensive income                          17,796           109,002
  Accumulated deficit                                         (1,943,570)       (1,988,482)
  Less 908,530 shares of common stock held in treasury,
    at cost                                                   (1,293,780)       (1,293,780)
                                                         ----------------  ----------------
    Total stockholders' equity                                 9,276,452         8,145,976
                                                         ----------------  ----------------

    Total liabilities and stockholders' equity           $    23,788,043   $    12,924,616
                                                         ================  ================

          See accompanying notes to consolidated financial statements.

                              RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            FOR THE THREE MONTHS                FOR THE NINE MONTHS
                                                                  ENDED JUNE 30,                     ENDED JUNE 30,
                                                          2005              2004             2005              2004
                                                                     (UNAUDITED)                        (UNAUDITED)
Continuing Operations:
Revenues:
  Sales of alcoholic beverages                 $     1,363,425   $     1,269,908   $    3,766,469   $    4,329,346
  Sales of food and merchandise                        414,348           394,785        1,205,446        1,154,109
  Service revenues                                   1,673,269         1,594,664        4,766,110        4,314,514
  Internet revenues                                    200,876           200,300          568,836          603,723
  Other                                                 77,093            61,961          197,751          245,767
                                               ----------------  ----------------  ---------------  ---------------
    Total revenues                                   3,729,011         3,521,618       10,504,612       10,647,459
                                               ----------------  ----------------  ---------------  ---------------
Operating expenses:
  Cost of goods sold                                   438,444           353,359        1,284,378        1,228,144
  Salaries and wages                                 1,315,625         1,292,352        3,727,169        3,676,524
  Other general and administrative:
    Taxes and permits                                  484,244           459,866        1,405,870        1,438,470
    Charge card fees                                    52,353            64,423          167,649          183,299
    Rent                                               128,874            97,800          306,697          256,602
    Legal and professional                             156,750           130,336          502,829          406,244
    Advertising and marketing                          185,963           246,246          543,566          616,865
    Depreciation and amortization                      141,532           122,315          408,773          369,666
    Other                                              661,623           538,591        1,838,823        1,538,278
                                               ----------------  ----------------  ---------------  ---------------
     Total operating expenses                        3,565,408         3,305,288       10,185,754        9,714,092
                                               ----------------  ----------------  ---------------  ---------------

Income from continuing operations                      163,603           216,330          318,858          933,367

Other income (expense):
  Interest income                                        6,868             6,270           27,611           21,085
  Interest expense                                    (181,348)          (83,014)        (438,298)        (242,337)
  Gain from sale of marketable securities                    -             2,929                -           19,807
  Minority interests                                        53           (17,471)          (6,360)          (6,925)
  Other                                                    143               451             (591)          (2,071)
                                               ----------------  ----------------  ---------------  ---------------
Net income (loss) from continuing
  operations                                           (10,681)          125,495          (98,780)         722,926

Discontinued operations:
  Income (loss) from discontinued operations                 -           (34,920)        (148,294)         (24,839)
  Gain on sale of discontinued operations                    -                 -          291,987                -
                                               ----------------  ----------------  ---------------  ---------------
Net income (loss)                              $       (10,681)  $        90,575   $       44,913   $      698,087
                                               ================  ================  ===============  ===============
Basic and diluted earnings (loss) per share:
  Income (loss) from continuing operations     $          0.00   $          0.03   $        (0.03)  $         0.20
  Income (loss) from discontinued operations              0.00             (0.01)            0.04            (0.01)
                                               ----------------  ----------------  ---------------  ---------------
Net income (loss), basic                       $          0.00   $          0.02   $         0.01   $         0.19
                                               ================  ================  ===============  ===============
Net income (loss), diluted                     $          0.00   $          0.02   $         0.01   $         0.19
                                               ================  ================  ===============  ===============
Weighted average number of common
  shares outstanding:
    Basic                                            3,967,148         3,700,148        3,816,592        3,700,148
                                               ================  ================  ===============  ===============
    Diluted                                          3,967,148         3,700,148        3,938,960        3,700,148
                                               ================  ================  ===============  ===============

Comprehensive income for the three months ended June 30, 2005 and 2004 were ($24,029) and $19,874, and for the nine months were ($46,294) and $664,844, respectively. This includes the changes in available-for-sale securities and net income (loss).

          See accompanying notes to consolidated financial statements.

                 RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                       NINE MONTHS ENDED JUNE 30, 2005 AND 2004


                                                                 2005            2004
                                                          (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                           $      44,913   $     698,087
    Loss from discontinued operations                        148,294          24,839
    Gain on sale of discontinued operations                 (291,987)            ---
                                                       --------------  --------------
  Income (loss) from continuing operations                   (98,780)        722,926
  Adjustments to reconcile income (loss) from
  continuing operations to cash provided by operating
  activities:
    Depreciation and amortization                            408,773         369,666
    Minority interests                                         6,360           6,925
    Gain on sale of marketable securities                        ---         (19,807)
    Common Stock issued for professional services             27,120             ---
    Changes in operating assets and liabilities              600,686        (666,995)
                                                       --------------  --------------
  Cash provided by operating activities                      944,159         412,715
                                                       --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                     (2,469,609)       (288,625)
  Proceeds from sale of marketable securities                    ---          21,460
  Proceeds from sale of discontinued operations              550,000             ---
  Payments for notes receivable                               21,303           3,023
  Acquisitions of businesses, net of cash acquired        (2,587,846)       (265,000)
                                                       --------------  --------------
  Cash used in investing activities                       (4,486,152)       (529,142)
                                                       --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock                         474,650             ---
  Proceeds from long-term debt                             4,062,000         300,000
  Payments on long-term debt                                (792,171)       (386,530)
                                                       --------------  --------------
  Cash provided by (used in) financing activities          3,744,479         (86,530)
                                                       --------------  --------------
NET INCREASE (DECREASE) IN CASH                              202,486        (202,957)

CASH AT BEGINNING OF PERIOD                                  275,243         563,559
                                                       --------------  --------------
CASH AT END OF PERIOD                                  $     477,729   $     360,602
                                                       ==============  ==============
CASH PAID DURING PERIOD FOR:
  Interest                                             $     435,999   $     244,431
                                                       ==============  ==============

Non-cash transactions:

     During the quarter ended December 31, 2004, the Company purchased a 9,000 square foot office building for $516,499, payable with $90,039 cash at closing and a fifteen-year promissory note, bearing interest rate at 7%, in the amount of $426,460.

     On January 18, 2005, the Company purchased a club in New York for $7,775,000, payable with $2,500,000 cash at closing and a five-year secured convertible promissory note, bearing interest rate at 4%, in the amount of $5,125,000, and transaction costs of $150,000.

     On March 31, 2005, 12,000 shares of restricted common stock were issued as compensation pursuant to a consulting agreement for a total value of $27,120, and were issued as part of the transaction costs related to the club in New York.

     On June 10, 2005, the Company purchased a club in Charlotte, North Carolina for $1,000,000, payable with a seven-year promissory note bearing interest at a rate of 7%, in the amount of $325,000 and 180,000 shares of common stock valued at $675,000.

          See accompanying notes to consolidated financial statements.

               RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

1.   BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements for the year ended September 30, 2004 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three months and nine months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending September 30, 2005.

2.   STOCK OPTIONS

The Company accounts for its stock options under the recognition and measurement principles of Accounting Principles Board ("APB") opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock Based Compensation, to stock-based employee compensation. The following presents pro forma net income (loss) and per share data as if a fair value accounting method had been used to account for stock-based compensation:

                                               FOR THE THREE MONTHS              FOR THE NINE MONTHS
                                               ENDED JUNE 30,                    ENDED JUNE 30,

                                                          2005            2004              2005             2004
Net income (loss), as reported                 $      (10,681)  $       90,575   $       44,913   $      698,087
Less total stock-based employee compensation
expense determined under the fair value
based method for all awards                          (128,393)         (11,943)        (385,179)        (187,122)
                                               ---------------  ---------------  ---------------  ---------------
Pro forma net income (loss)                    $     (139,074)  $       78,632   $     (340,266)  $      510,965
                                               ===============  ===============  ===============  ===============
Earnings (loss) per share:
  Basic - as reported                          $         0.00   $         0.02   $         0.01   $         0.19
                                               ===============  ===============  ===============  ===============
  Diluted - as reported                        $         0.00   $         0.02   $         0.01   $         0.19
                                               ===============  ===============  ===============  ===============

  Basic and diluted - pro forma                $        (0.04)  $         0.02   $        (0.09)  $         0.14
                                               ===============  ===============  ===============  ===============

               RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

3.   RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

4.   COMPREHENSIVE INCOME

The Company reports comprehensive income in accordance with the provisions of SFAS No. 130, Reporting Comprehensive Income. Comprehensive income consists of net income (loss) and gains (losses) on available-for-sale marketable securities.

5.   COMMON STOCK

In January 2005, 20,000 stock options were exercised by the Company's employees and directors for $39,625. In March 2005, the Company issued 150,000 shares of common stock to an unrelated investor and received proceeds of $375,000, 12,000 shares of restricted common stock were issued at a value of $2.26 per share pursuant to a consulting agreement, and 25,000 stock options were exercised by the Company's employees for $60,025. On June 10, 2005, the Company issued 180,000 shares of common stock pursuant to the purchase of a club in Charlotte, North Carolina. See Note 9.

6.   SEGMENT INFORMATION

Below is the financial information related to the Company's segments:

                                        FOR THE THREE MONTHS               FOR THE NINE MONTHS
                                              ENDED JUNE 30,                    ENDED JUNE 30,
                                       2005             2004             2005             2004
REVENUES
  Club operations           $    3,528,135   $    3,321,318   $    9,935,776   $   10,043,736
  Internet websites                200,876          200,300          568,836          603,723
                            ---------------  ---------------  ---------------  ---------------
                            $    3,729,011   $    3,521,618   $   10,504,612   $   10,647,459
                            ===============  ===============  ===============  ===============
NET INCOME (LOSS)
  Club operations           $      466,967   $      508,275   $    1,414,536   $    1,834,454
  Internet websites                 39,893           36,227           98,304           62,135
  Corporate expenses              (517,541)        (419,007)      (1,611,620)      (1,173,663)
  Discontinued operations              ---          (34,920)         143,693          (24,839)
                            ---------------  ---------------  ---------------  ---------------
                            $      (10,681)  $       90,575   $       44,913   $      698,087
                            ===============  ===============  ===============  ===============

               RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

7.   REVENUE RECOGNITION

The Company recognizes revenue from the sale of alcoholic beverages, food and merchandise, and services at the point-of-sale upon receipt of cash, check, or credit card charge. This includes daily, annual and lifetime VIP memberships.

Under Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, membership revenue should be deferred and recognized over the estimated membership usage period. Management estimates that the weighted average useful lives for memberships are 12 and 24 months for annual and lifetime memberships, respectively. The Company does not track membership usage by type of membership, however it believes these lives are appropriate and conservative, based on management's knowledge of its client base and membership usage at the clubs.

If the Company had deferred membership revenue and recognized it based on the lives above, the impact on revenue and net income (loss) recognized would have been an increase of approximately $1,721 and $13,675 for the three months and an increase of $3,591 and $37,424 for the nine months ended June 30, 2005 and 2004, respectively. This would have also resulted in a deferred revenue balance of approximately $345 and $22,126 as of June 30, 2005 and 2004, respectively. Management does not believe the impact of this difference in accounting treatment is material to the Company's annual and quarterly financial statements. However, the Company began to record revenues in such manner effective January 1, 2004, and hence as of June 30, 2005 deferred revenues of $21,994 have been recorded related to such memberships.

The Company recognizes Internet revenue from monthly subscriptions to its online entertainment sites when notification of a new subscription is received from the third party hosting company or from the credit card company, usually two to three days after the transaction has occurred. The Company recognizes Internet auction revenue when payment is received from the credit card company as revenues are not deemed estimable nor collection deemed probable prior to that point.

8.   LONG-TERM DEBT

On November 15 and 17, 2004, the Company borrowed $590,000 and $1,042,000, respectively, from a financial institution at an annual interest rate of 10% over a 10 year term. The monthly payments of principal and interest are $5,694 and $10,056, respectively. The note is secured by the Company's properties located at 2023 Sable Lane, San Antonio and at 410 N. Sam Houston PKWY E., Houston, Texas. On November 30, 2004, the Company borrowed $900,000 from an unrelated individual at an 11% annual interest rate over a 10 year term. The monthly payment of principal and interest is $9,290. The note is secured by the Company's properties located in 3501 Andtree, Austin and at 5718 Fairdale, Houston, Texas. On December 30, 2004, the Company borrowed $1,270,000 from a financial institution at an annual interest rate of 10% over a 10 year term. The monthly payment of principal and interest is $12,256. The note is secured by the Company's property located at 3113 Bering Drive, Houston, Texas.

               RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

8.   LONG-TERM DEBT (continued)

The money received from this financing was used for the acquisition and renovation of the New York club.

On June 17, 2005, the Company borrowed $160,000 from a shareholder and $100,000 from an unrelated individual at an annual interest rate of 12% and 11% over 3 and 10 year term, respectively.

9.   ACQUISITIONS AND DISPOSITIONS

On January 18, 2005, the Company completed the acquisition of Peregrine Enterprises, Inc., which operated the Paradise Club in Midtown Manhattan, New York (50 West 33rd Street). The total consideration was for $7.775 million for the assets and stock of the former Paradise Club, which had operated on the site for more than a decade. The transaction consisted of $2.5 million in cash and $5.125 million in a promissory note bearing simple interest at the rate of 4.0% per annum with a balloon payment at end of five years, part of which is convertible to restricted shares of Rick's Cabaret common stock at prices ranging from $4.00 to $7.50 per share, and transaction costs of $150,000. The results of operations of the club are included in our consolidated statement of operations from January 18, 2005.

The following information summarizes the initial allocation of fair values assigned to the assets and liabilities at the acquisition date based on a preliminary valuation. Subsequent adjustments may be recorded upon the completion of the valuation and the final determination of the purchase price allocation.

     Current assets               $     150,000
     Discounted lease                   446,486
     Non-compete agreement              100,000
     License                          7,307,514
     Current liabilities assumed       (229,000)
                                  --------------
     Net assets acquired          $   7,775,000

The following unaudited pro forma information presents the results of operations as if the acquisition had occurred as of the beginning of the immediate preceding period. The pro forma information is not necessarily indicative of what would have occurred had the acquisition been made as of such periods, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the assets acquired, amortization of intangibles and interest expense.

               RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

9.   ACQUISITIONS AND DISPOSITIONS (continued)

                                    FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                    ENDED JUNE 30,                  ENDED JUNE 30,
                                              2005            2004            2005           2004
Revenues                            $   3,729,011   $   4,183,244   $  10,990,612   $  12,478,285
Net income (loss) from continuing
  operations                              (10,681)        138,309        (378,780)        352,293
Net income (loss)                   $     (10,681)  $     100,868   $    (235,087)  $     324,935

Net income (loss) per share -
  basic and diluted                 $        0.00   $        0.03   $       (0.06)  $        0.09

On March 31, 2005, the Company completed the sale of one of its clubs known as 'Rick's South' to MBG Acquisition LLC for $550,000 cash. In connection with the sale, the Company recorded a gain of $291,987. The club's business was accounted for as discontinued operations under accounting principles generally accepted in the United States of America and therefore, the club's results of operations and cash flows have been removed from the Company's consolidated results of continuing operations and cash flows for all periods presented in this document and such assets and liabilities as of September 30, 2004 have been netted in one line item on the balance sheet.

On June 10, 2005, the Company completed the acquisition of a 30,000 square foot nightclub in Charlotte, North Carolina, which was previously known as 'The Manhattan Club' (5300 Old Pineville Road). The venue has been renamed Rick's Cabaret. The purchase price was $1,000,000 through the issuance of 180,000 shares of restricted common stock valued at $675,000 and a seven-year promissory note of $325,000, bearing interest at a rate of 7%. The note is secured by liens upon the assets of and hereafter acquired assets of RCI Entertainment (North Carolina), Inc. The results of operations of the club are included in the Company's consolidated statement of operations from February 1, 2005, when we assumed risk of loss for the club's operation under our management.

The following information summarizes the initial allocation of fair values assigned to the assets and liabilities at the acquisition date based on a preliminary valuation. Subsequent adjustments may be recorded upon the completion of the valuation and the final determination of the purchase price allocation.

               RICK'S CABARET INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2005

9.   ACQUISITIONS AND DISPOSITIONS (continued)

     Current assets                          $     104,595
     Property & equipment, net depreciation        640,192
     Goodwill                                      427,105
     Other assets                                    1,510
     Current liabilities assumed                  (173,402)
                                             --------------
     Net assets acquired                     $   1,000,000

10. SUBSEQUENT EVENTS

On July 12, 2005, the Company organized RCI Dating Services, Inc. ("RCI Dating"), which operates as an addition to the Company's internet operations, to acquire CouplesClick.net from ClickMatch LLC ("ClickMatch"). The Company transferred its ownership in CouplesTouch.com to RCI Dating and as a result of the transaction the Company obtained an 85% interest in RCI Dating with the other 15% owned by ClickMatch.

On July 20, 2005, the Company issued 40,000 stock options to its Board of Directors.

On July 22, 2005, the Company entered into a secured convertible debenture with one of its shareholders for a principal sum of $660,000, which includes the loan on June 17, 2005, in the amount of $160,000. The term is for three years and interest rate is at 12% per annum. The debenture matures on August 1, 2008. The Company also issued 50,000 warrants at $3.00 per share in relation to this debenture. The debenture is secured by Company's ownership in Citation Land, LLC and RCI Holdings, Inc., both are wholly owned subsidiaries.

In July 2005, the Company received additional borrowing in the amount of $100,000 from the same unrelated individual who advanced $100,000 in June 2005, and with whom the Company had two existing notes. The term is for 10 years and the interest rate is 11% per annum. On August 15, 2005, the notes were amended and the amounts from June and July were included in one of the notes, for a combined total of $1,341,520.34 payable to this individual.

On July 27, 2005, the Company issued subscription agreements for 200,000 shares valued at $400,000.